UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Stock Yards Bancorp, Inc.
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NOTICE OF THE
2022 ANNUAL MEETING OF SHAREHOLDERS

March 16, 2022

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Thursday, April 28, 2022, at 10:00 a.m., Eastern Time, solely by remote communication in a virtual-only format. The meeting will be accessible on the Internet at www.virtualshareholdermeeting.com/SYBT2022. The items of business to be presented at the Annual Meeting include the following proposals:

(1)	To elect directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

(2)	To ratify the selection of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2022;

(3)	To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 4, 2022.

A list of shareholders of record as of the record date and entitled to vote at the Annual Meeting will be made available for inspection by shareholders for any legally valid purpose related to the Annual Meeting (i) at the principal executive offices of Stock Yards Bancorp, beginning five business days prior to the meeting date and (ii) on the virtual shareholder meeting web site on the date of the meeting.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. You may vote your shares electronically using your computer, telephone or mobile device, or by completing, signing, dating and returning the enclosed proxy card in the mailing envelope provided. Instructions regarding each of these methods of voting are contained in the accompanying Proxy Statement. I encourage you to take advantage of one of the electronic voting options. Each offers a quick and convenient way to cast votes and assures that your shares are represented at the meeting.

Thank you for your support of Stock Yards Bancorp. If your schedule permits, I hope you will join us via the live webcast.

By Order of the Board of Directors /s/ James A. Hillebrand
James A. Hillebrand Chairman and Chief Executive Officer

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to the shareholders of Stock Yards Bancorp, Inc. in connection with the solicitation by its Board of Directors of proxies to be used at the 2022 Annual Meeting of Shareholders. This Proxy Statement includes information regarding the matters to be acted upon at the 2022 Annual Meeting and certain other information required by the Securities and Exchange Commission, or “SEC”, and the rules of the Nasdaq Stock Market, or “Nasdaq”. This Proxy Statement is first being mailed to shareholders on or about March 16, 2022.

PROXY HIGHLIGHTS

This summary highlights information contained elsewhere in this Proxy Statement about the Annual Meeting and is not complete. We encourage you to read the entire Proxy Statement before voting your shares at the meeting. For complete information about our performance and financial results for 2021, please review our Annual Report on Form 10-K which accompanies this Proxy Statement.

Annual Meeting Information

Date and Time:	Virtual Location:	Record Date:
Thursday, April 28, 2022 10:00 a.m., Eastern Time	www.virtualshareholdermeeting.com/SYBT2022	March 4, 2022

Voting Matters and Board Recommendations

	Proposal	Board Recommendation	Page Reference
1:	Election of directors	✔ FOR all nominees	12
2:	Ratification of our independent auditor for 2022	✔ FOR	20
3:	Advisory vote on executive compensation	✔ FOR	20

How to Vote Your Shares

You may vote your shares using one of the following methods:

www.proxyvote.com	Call toll-free 1-800-690-6903	Scan the QR Code on your proxy card (above QR code is not active)	Complete, sign, date and return the enclosed proxy card	Attend and vote online at: www.virtualshareholdermeeting/SYBT2022

YOUR VOTE IS IMPORTANT!

Please cast your vote promptly

Attending the Virtual Annual Meeting

Our 2022 Annual Meeting will be held in a virtual-only format via a live webcast. You will be able to attend the meeting online, vote your shares electronically and submit questions either before or during the meeting by following the information and instructions provided in this Proxy Statement. To attend the Annual Meeting online, simply visit the virtual meeting website at www.virtualshareholdermeeting.com/SYBT2022. In order to be admitted to the meeting, you will need to enter the 16-digit control number located on your proxy card, voting instruction form or email notice included with your proxy materials. For more information about joining the online meeting, go to page 6.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 28, 2022: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com and on the investor relations page of the Company’s website at https://stockyardsbancorp.q4ir.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Throughout this Proxy Statement, unless the context otherwise requires, the terms “Stock Yards Bancorp”, “Bancorp”, “the Company”, “we”, “us” or “our” all refer to Stock Yards Bancorp, Inc. and its direct and indirect wholly-owned subsidiaries, including Stock Yards Bank & Trust Company, which we refer to in this Proxy Statement as “the Bank”. Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Proxy Materials

Why have I received these materials?

We are mailing these proxy materials to you in connection with our 2022 Annual Meeting of Shareholders, which will be held on Thursday, April 28, 2022, at 10:00 a.m., Eastern Time. As a shareholder, you are invited to participate in the meeting via live webcast and vote on the matters described in this Proxy Statement.

What is included in the proxy materials?

These proxy materials include:

●	The Notice of the 2022 Annual Meeting of Shareholders;

●	This Proxy Statement for the Annual Meeting; and

●	Our 2021 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2021.

What is a proxy?

We are soliciting your proxy to vote the shares of the Company’s common stock that you own at the Annual Meeting. A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you designate a proxy, you may also direct the proxy how to vote your shares. James A. Hillebrand, the Company’s Chairman and Chief Executive Officer, and Philip S. Poindexter, the Company’s President, have been designated as the proxies to cast the votes of Bancorp’s shareholders at the Annual Meeting. The proxies will vote your shares according to the instructions you provide on the proxy card or by telephone, mobile device or over the Internet.

Voting Information

What am I voting on?

●	Electing 12 directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

●	Ratifying the selection of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2022; and

●	Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

●	Information about the nominees for election as directors is contained in Proposal 1 beginning on page 12;

●	Information about the ratification of the selection of BKD, LLP as the independent registered public accounting firm is contained in Proposal 2 on page 20; and

●	Information about the non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers is contained in Proposal 3 beginning on page 20.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on March 4, 2022 will be entitled to vote at the Annual Meeting. On March 4, 2022, there were 26,622,699 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares without participating in the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent), you may vote your shares without participating in the Annual Meeting by using one of the following four options:

●	By Internet - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on April 27, 2022 for shares held directly and by 11:59 p.m., Eastern Time, on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the respective instructions to create an electronic voting instruction form.

●	By Telephone – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on April 27, 2022 for shares held directly and by 11:59 p.m., Eastern Time, on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the respective instructions.

●	By Mobile Device

Scan the QR Code that appears on your proxy card or voting instruction card to vote using your mobile device (cell phone or tablet).

●	By Mail

Mark, sign and date your proxy card and either return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Can I vote my shares during the meeting?

You may vote online during the meeting by logging into the virtual meeting web site with the 16-digit control number located on your proxy card, voting instruction form or email notice included with your proxy materials and following the on-screen instructions. You may also continue to vote your shares by mail, telephone, mobile device or internet prior to the virtual meeting by following the voting instructions included in your proxy materials. If you have already voted using one of these methods you do not need to vote again at the meeting unless you wish to change your vote or revoke a previous proxy.

If my shares are held by my broker, will my broker vote my shares for me?

If your shares are held in a stock brokerage account or by a bank or other holder of record (that is, in “street name”), you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone, mobile device or over the Internet. Beneficial owners who wish to vote their shares electronically during the Annual Meeting may do so by following the instructions from their broker that accompany their proxy materials.

Who votes the shares held in my Stock Yards KSOP account?

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), you have the option of receiving your voting information either electronically or by regular postal mail. Plan participants who have elected to receive their voting information electronically should follow the instructions contained in the electronic communication. If you have not affirmatively elected to receive voting information for your KSOP shares electronically, you will receive a paper version of the proxy card via postal mail that will include the shares you own through your KSOP account. That proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote electronically or by mail, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommends.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct. If you return your proxy card but do not mark your voting instructions on your signed card, James A. Hillebrand, Chairman and Chief Executive Officer, and Philip S. Poindexter, President, as proxies named on the proxy card, will vote your shares FOR the election of the 12 director nominees, FOR the ratification of BKD, LLP and FOR the approval of the compensation of the named executive officers.

Can I change my vote after I have voted?

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	Signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

●	Voting again by telephone, mobile device or through the Internet prior to 11:59 p.m., Eastern Time, on April 27, 2022;

●	Giving written notice of revocation to our Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206, prior to the Annual Meeting; or

●	Voting again electronically during the Annual Meeting.

Your participation in the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previously submitted proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote.” In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of BKD, LLP (Proposal 2) even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors (Proposal 1) or the approval of executive compensation (Proposal 3) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

Holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present at the Annual Meeting or represented by proxy for the transaction of business. This is called a quorum. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If a quorum is not present, we may propose to adjourn the meeting to solicit additional proxies and reconvene the meeting at a later date.

What vote is required to approve each Proposal?

You may vote “FOR” each nominee for director or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this Proxy Statement. A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The proposal to approve the compensation of our named executive officers disclosed in this Proxy Statement will pass if votes cast for it exceed votes cast against it. Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other proposal to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled meeting in the same manner as it would have been voted at the originally scheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Who counts the votes?

Broadridge Financial Solutions will count votes cast by proxy at the Annual Meeting. They will also certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast electronically during the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

You may abstain from voting on one or more nominees for director. You may also abstain from voting on any or all other proposals. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any nominee or with respect to any other matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this Proxy Statement, FOR the ratification of the selection of the independent registered accounting firm and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock. The Company has engaged the services of Laurel Hill Advisory Group, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s cost for such services will be $8,000 plus reasonable out of pocket expenses.

How can I find the voting results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Virtual Meeting Information

How do I participate in the meeting?

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/SYBT2022 and enter the 16-digit control number located on your proxy card, voting instruction form or email notice that accompanied your proxy materials. You may log into the meeting platform beginning at 9:45 a.m., Eastern Time, on April 28, 2022. The live audio webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage shareholders to access the virtual meeting web site prior to the start of the meeting and to allow sufficient time to complete the online registration process.

What are the technical requirements for accessing the online meeting site?

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves ample time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Will I have an opportunity to submit a question?

Yes, shareholders will have the opportunity to submit questions if they choose. If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, you may log into www.proxyvote.com and enter your 16-digit control number. Next, click on “Question for Management,” type in your question and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/SYBT2022, type your question into the box titled “Ask a Question” on the meeting screen and click “Submit.” Shareholders may choose from a list of optional question topics or enter their own live question in the box provided. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered together.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Shareholders should refer to the Rules of Conduct and Procedures for the meeting that will be posted on the virtual meeting web site for guidelines regarding the submission of questions, including certain topics and subject matter that we will consider inappropriate for purposes of the meeting. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.syb.com. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

What if I have lost or misplaced my 16-digit control number?

If you no longer have your control number or were not a shareholder on March 4, 2022, you may still enter the meeting as a guest in listen-only mode. To access the meeting as a guest, visit www.virtualshareholdermeeting.com/SYBT2022 and enter the requested information on the welcome screen. However, if you attend the meeting as a guest, you will not have the ability to vote or submit questions.

What if I experience technical difficulties accessing the meeting?

If you encounter any technical difficulties with the virtual meeting platform, please use the telephone numbers listed on the meeting web site prior to the start of the meeting and technicians will be available to assist you.

What will happen if we experience technical problems during the meeting webcast?

In the event of technical difficulties or interruptions with the Annual Meeting, we expect that an announcement will be made on the meeting website, www.virtualshareholdermeeting.com/SYBT2022. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted to the investor relations page on our website, www.syb.com.

Shareholder Proposals and Director Nominations

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2023 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 no later than November 16, 2022 if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In addition, our Bylaws impose certain notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Notice of a shareholder proposal or director nomination must be submitted to the Corporate Secretary of Stock Yards Bancorp no later than January 28, 2023 and contain the information prescribed by the Bylaws, copies of which are available from the Corporate Secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in our Proxy Statement. Finally, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s new universal proxy rule, of a shareholder’s intent to solicit proxies on the Company’s proxy card in support of director nominees submitted in accordance with the advance notice provisions of our Bylaws for the 2023 Annual Meeting of Shareholders is February 25, 2023.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Our Board of Directors and management are committed to strong corporate governance practices, which we believe support our dedication to managing the Company’s business in a responsible and ethical manner and promote long-term shareholder value. Highlights of our governance structure and practices include the following:

Board Independence

●    Strong Lead Independent Director

●    Substantial majority of independent directors

●    All Board committees are comprised entirely of independent directors

●    Executive sessions of non-management directors at Board and committee meetings

Board Accountability

●    Annual elections for all directors

●    Majority voting in uncontested director elections combined with a director resignation policy

●    Mandatory director retirement policy

●	Board focus on strategic planning and direction, including annual reviews of the Company’s strategic objectives and plans
●	No poison pill

Board Effectiveness

●    Annual Board and committee assessments, including one-on-one discussions between the Lead Independent Director and each other non-management director

●    Strong corporate governance guidelines

●    Comprehensive onboarding program for new directors

Shareholder Alignment

●    Robust stock ownership requirements for directors and executive management

●    Policies that prohibit our directors and executive officers from hedging or pledging Stock Yards stock

Role of the Board of Directors

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that provide the framework for how the Board conducts its business and fulfills its duties and responsibilities. The Corporate Governance Guidelines address board responsibilities, director independence, the role of the Lead Independent Director, director qualifications, stock ownership requirements and other Board structures and practices intended to enhance the Board’s effectiveness. Under the leadership and oversight of the Nominating and Corporate Governance Committee, the Corporate Governance Guidelines are reviewed annually in light of recent governance trends and developments, best practices and changes in applicable laws and regulations. The Corporate Governance Guidelines are available on the investor relations page of the Company’s website, www.syb.com.

Board Leadership Structure

The Board of Directors modified the Company’s leadership structure during 2018 in connection with the retirement of David P. Heintzman as Chief Executive Officer. Mr. Heintzman had previously held the positions of Chairman of the Board and Chief Executive Officer. He retired as Chief Executive Officer effective September 30, 2018, and James A. Hillebrand, previously President of the Company, was appointed to succeed Mr. Heintzman as Chief Executive Officer. Mr. Heintzman remained employed in the role of Executive Chairman until his retirement from the Company at the end of 2018. Thereafter, Mr. Heintzman continued to lead the Board as non-executive Chairman until the end of 2020.

During 2020, the Nominating and Corporate Governance Committee, in consultation with Mr. Heintzman, reviewed the leadership structure of the Board and decided that the interests of the Company’s shareholders would be best served by again combining the roles of Chairman and Chief Executive Officer. Based upon the recommendation of the Nominating and Corporate Governance Committee, and noting the successful executive management transition process following Mr. Heintzman’s retirement and strong leadership skills demonstrated by Mr. Hillebrand following his promotion to Chief Executive Officer, the Board of Directors voted to appoint Mr. Hillebrand to the additional position of Chairman of the Board effective January 1, 2021.

The Board of Directors believes that the most effective leadership structure for the Company at the present time is to combine the roles of Chairman of the Board and Chief Executive Officer. Mr. Hillebrand has a long history of service in various management capacities with the Bank, is very familiar with its business, its customers and the banking industry generally, and the community bank model in particular. The Board believes that he is highly qualified to lead discussions on important strategic and operational issues affecting the Bank and Bancorp. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy. The Board also believes that the industry knowledge and experience provided by Mr. Hillebrand as our Chief Executive Officer, together with our strong lead independent director, Stephen M. Priebe, and our experienced committee chairs and other directors, will enable the Company to continue to meet the expectations of our shareholders and provide strong independent oversight from our directors.

The Company’s corporate governance documents address the leadership structure of the Board and the respective roles of the Chairman of the Board and the Chief Executive Officer. The Board will annually elect one of its members to serve as Chairman of the Board. The Chairman will preside at all meetings of the shareholders and of the Board of Directors, and generally consult with the Board on matters pertaining to the Company’s business and affairs. Both positions may, but need not, be held by the same person. The decision as to whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separated will be made from time to time by the Board of Directors at its discretion. The Board’s decision will be made in its business judgment and based upon its consideration of all relevant factors and circumstances at the time, including the specific needs of the Company’s business and the current composition of the Board.

If the individual elected as Chairman of the Board is also the Chief Executive Officer, or if the Chairman of the Board is not an independent director, the Board will elect a lead independent director to help ensure strong independent leadership on the Board.

In addition to an independent lead director, five committees of the Board provide independent oversight of management – the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Committee and the Trust Committee. Each is composed entirely of independent directors.

Lead Independent Director

If a lead independent director is called for under the Company’s governance documents, the Chair of the Nominating and Corporate Governance Committee acts in that role. Stephen M. Priebe currently serves as lead director because Mr. Hillebrand, as the current Chief Executive Officer of the Company, does not qualify as an independent director under the Board’s independence standards. The lead director presides at executive sessions of the Board which consist of independent and non-management directors and are held at least two times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chief Executive Officer and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead independent director is responsible for providing advice and consultation to the Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas and schedules for Board meetings and executive sessions, and information distributed to board members. The lead director will be available to consult and communicate with shareholders where appropriate.

Non-management Executive Sessions

The non-management members of the Board of Directors meet in executive session at least twice each year following the regularly scheduled Board meeting, and more frequently if necessary or appropriate. The Lead Independent Director presides over these executive sessions. The executive sessions provide an opportunity for the directors to discuss topics such as business results and performance, executive leadership and succession, critical strategic matters and other matters outside the presence of management. Board committees also have the opportunity to meet in executive session without management if they choose to do so.

Board Evaluation Process

The Board conducts an annual self-assessment to enhance its effectiveness. Through regular evaluation of its policies, practices and procedures, the Board identifies areas for further consideration and improvement. The evaluation process is led by the Nominating and Corporate Governance Committee. Each year, that Committee discusses and decides upon the process to be followed for the upcoming year. Each director may be requested to complete a questionnaire and provide feedback on a range of issues, including his or her assessment of the Board’s overall effectiveness and performance; its committee structure; priorities for future Board discussion and attention; the composition of the Board and the background and skills of its members; the quality, timing and relevance of information received from management; the nature and scope of agenda items; and his or her individual contributions to the Board. The lead director then meets with each director individually either to discuss his or her questionnaire responses or, if directors were not requested to complete a questionnaire, to discuss thoughts and suggestions the director may have regarding the Board’s overall effectiveness or specific Board practices or policies. The lead director prepares a summary of findings drawn from the questionnaire responses and director interviews for presentation to the full Board of Directors. Each of the Committees also conducts their own self-assessments led by the respective committee chairs.

Codes of Conduct and Ethics

We require all of our officers and employees and, when applicable, our directors to accept and abide by our Code of Business Conduct and Ethics, or the “Code of Conduct”. The Code of Conduct reinforces our Company’s commitment to the highest standards of ethical business practices and compliance with all applicable legal requirements, and sets forth expectations for the use and protection of proprietary business and customer information and relationships with our employees, customers, vendors and the public, among other matters. Our Chief Executive Officer, President, Chief Financial Officer, Controller and other financial officers are also subject to a Code of Ethics which supplements our general Code of Conduct. We will promptly disclose any amendment or waiver with respect to the financial Code of Ethics in accordance with the applicable rules of the SEC and Nasdaq.

All of our directors, officers and employees are required to annually affirm in writing their continued understanding of and compliance with our Code of Conduct. Employees receive regular quarterly reminders of our “Do the Right Thing” policy and their responsibility to report questionable business practices that could be violations of law or breaches of our Code of Conduct. Employees are encouraged to report their concerns on a confidential basis either directly to a designated company employee or to a representative of an independent third party firm.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. Primary risks facing the Company are credit, operational, cybersecurity and informational security, interest rate, liquidity, compliance/legal, strategic and reputational risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the Risk Committee of Bancorp. Operational and compliance/legal risks are addressed by the Audit Committee and the Risk Committee of Bancorp. Cybersecurity and informational security risks are addressed by the Risk Committee of Bancorp. Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made to the Board at each of its regular meetings. Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee of Bancorp along with other executive compensation matters. Oversight of the trust department is addressed by the Trust Committee of the Bank. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp. The full Board receives reports from each of these committees at the Board meeting immediately following the Committee meeting. The Bank’s Director of Internal Audit has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit and Risk Committees and the full Board when appropriate.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890. Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2021, the Board of Directors of Stock Yards Bancorp held eight regularly scheduled meetings and two special meetings. All directors of Stock Yards Bancorp are also directors of the Bank. During 2021, the Bank’s Board of Directors also held eight regularly scheduled meetings and two special meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served that were held during the period he or she served as a director. All directors are encouraged to attend annual meetings of shareholders, and all attended the 2021 Annual Meeting.

Stock Yards Bancorp maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee of the Board of Directors. The Bank maintains a Trust Committee of the Board of Directors. Each of these committees operates under a written charter approved by the Board of Directors. The charters are available on the investor relations page of our website, www.syb.com. Current members of each of these committees are identified below.

Director	Audit Committee	Compensation Committee	Nominating And Corporate Governance Committee	Risk Committee	Trust Committee
Shannon B. Arvin			✔		✔
Paul J. Bickel III				✔	✔
J. McCauley Brown			✔		✔
David P. Heintzman				Chair	✔
Donna L. Heitzman				✔	Chair
Carl G. Herde [1]	Chair		✔
James A. Hillebrand [3]
Richard A. Lechleiter [1]	✔	Chair
Stephen M. Priebe [2]		✔	Chair
Edwin S. Saunier		✔		✔
John L. Schutte	✔	✔
Kathy C. Thompson [3]

[1]	Audit Committee Financial Expert
[2]	Lead Independent Director
[3]	Mr. Hillebrand and Ms. Thompson are both management directors and do not serve on any Board committees.

Audit Committee

The Board of Directors of Stock Yards Bancorp maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp. Each member of the Audit Committee meets the Securities and Exchange Commission (“SEC”) and NASDAQ independence requirements for membership on an audit committee and each is financially literate within the meaning of the NASDAQ listing rules.

The Audit Committee oversees Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other matters, considers the appointment of the external auditors for Stock Yards Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and external auditors, reviews the independence of the external auditors, reviews Stock Yards Bancorp’s financial results as reported in SEC filings, and approves all audit and permitted non-audit services performed by its external auditors. The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held five meetings during 2021.

The Board of Directors has determined that Messrs. Herde and Lechleiter are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above. We refer you to the section captioned “REPORT OF THE AUDIT COMMITTEE” on page 55 of this Proxy Statement for more information about the role and responsibility of the Audit Committee in the Company’s financial reporting process.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp maintains a Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law and incorporating other best practices.

Among the Committee’s primary duties are identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders, and developing a Board succession strategy. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines. This Committee held four meetings during 2021.

Compensation Committee

The Board of Directors of Stock Yards Bancorp maintains a Compensation Committee. Each member of the Compensation Committee meets the NASDAQ independence requirements for membership on the Compensation Committee. The responsibilities of this Committee include oversight of executive and Board compensation and related programs. The Compensation Committee held seven meetings during 2021. We refer you to the section captioned “REPORT ON EXECUTIVE COMPENSATION” beginning on page 24 of this Proxy Statement for more information about the role and responsibilities of the Compensation Committee in our executive compensation program and its activities during 2021.

Risk Committee

The Board of Directors of Stock Yards Bancorp maintains a Risk Committee. This Committee is responsible for monitoring the Bank’s commercial and consumer loan portfolio and the related credit risk. The Committee reviews and discusses with management its assessment of asset quality and trends in asset quality, credit quality administration and underwriting standards and the effectiveness of portfolio risk management systems. The Committee is also responsible for reviewing and approving significant lending and credit policies and compliance with those policies. Additionally, the Risk Committee has oversight responsibility for a wide range of enterprise-related risks within the Bank, including regulatory compliance, information security, cybersecurity, insurance and physical security. The Risk Committee held six regular meetings in 2021.

Trust Committee

The Board of Directors of Stock Yards Bank maintains a Trust Committee. The Trust Committee oversees the operations of the wealth management and trust department of the Bank to help ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations. This Committee held six meetings in 2021.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Size and Term of Office

Our Bylaws specify that the Board of Directors shall consist of not less than nine nor more than 20 directors. Within this range, the number of directors to be elected at each annual meeting of shareholders may be fixed from time to time by resolution of the Board of Directors adopted prior to the giving of notice of the meeting or by later resolution adopted by the shareholders at the annual meeting. The Board of Directors has fixed the number of directors to be elected at the 2022 Annual Meeting at 12. As described in the section captioned “Commonwealth Bancshares Investor Agreement” on page 18, we intend to expand the size of the Board following the Annual Meeting to 13 directors and appoint one former director of Commonwealth Bancshares, Inc., which we acquired effective March 7, 2022, to our Board of Directors.

Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

All of the Company’s directors also currently serve as directors of the Bank. If elected, all of the nominees for election at the Annual Meeting are expected to serve or continue serving as Bank directors following the meeting.

Nominees for Election

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of 12 nominees for election as directors at the 2022 Annual Meeting. If elected, we expect that all of the nominees will serve as directors and hold office until the 2023 annual meeting of shareholders and until their respective successors have been elected and qualified. However, if for any reason a nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board may reduce the number of directors to be elected. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

The Board of Directors presently consists of 12 members. One current director, Donna L. Heitzman, will reach her mandatory retirement age before the date of the 2022 Annual Meeting and will not stand for re-election at the Annual Meeting. All nominees with the exception of Philip S. Poindexter currently serve on our Board of Directors and, other than Shannon B. Arvin and Edwin S. Saunier, were last elected to the Board of Directors by shareholders at the 2021 Annual Meeting. Mr. Poindexter is standing for election for the first time at the 2022 Annual Meeting. Ms. Arvin and Mr. Saunier are each former directors of Kentucky Bancshares, Inc. and were appointed to our Board of Directors in July 2021 following completion of our acquisition of Kentucky Bancshares in May 2021.

Except for Ms. Arvin and Mr. Saunier, there are no arrangements or understandings between or among any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. We refer you to the section captioned “Commonwealth Bancshares Investor Agreement” on page 18 of this Proxy Statement for a discussion of our agreement with the principal shareholders of Commonwealth Bancshares to consider and, if acceptable to Stock Yards, nominate a qualified individual designated by the principal shareholders for election to our Board of Directors.

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Unless otherwise directed, shares represented by a properly submitted proxy will be voted for the election of each nominee. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 12 nominees named in this Proxy Statement.

The following table contains information about the 12 nominees for election at the Annual Meeting. Each nominee has consented to being named in this Proxy Statement and agreed to serve as a director if elected.

Name	Age (1)	Independent	Director Since	Principal Occupation (3)	Other Public Company Boards
Shannon B. Arvin	47	✔	2021	President and CEO, Keeneland Association	None

Paul J. Bickel III	66	✔	2017	President, U.S. Specialties	None

J. McCauley Brown	69	✔	2015	Retired Vice President, Brown-Forman Corporation	None

David P. Heintzman	62	✔	1992	Former Chairman of the Boards and Retired Chief Executive Officer, Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company	None
Carl G. Herde	61	✔	2005	Vice President/Financial Policy, Kentucky Hospital Association	None

James A. Hillebrand	53		2008	Chairman of the Boards and Chief Executive Officer, Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company	None

Richard A. Lechleiter (2)	63	✔	2007	President, Catholic Education Foundation of Louisville	1

Philip S. Poindexter	55		-	President, Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company	None

Stephen M. Priebe	58	✔	2012	President, Hall Contracting of Kentucky	None

Edwin S. Saunier	64	✔	2021	President, Saunier North American, Inc.	None

John L. Schutte	58	✔	2018	Chief Executive Officer, GeriMed, Inc.	None

Kathy C. Thompson	60		1994	Senior Executive Vice President, Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company, Director of the Bank’s Wealth Management and Trust Department	None

(1)      Ages listed are as of December 31, 2021.

(2)    Mr. Lechleiter is a director of Amedisys, Inc., a publicly-traded healthcare services company.

(3)    Each nominee has been engaged in his or her principal occupation or employment for five years or more with the exception of Ms. Arvin and Messrs. Heintzman, Hillebrand and Poindexter.

Board Composition

Our nominees for director represent a balance of skills, experience and perspectives that provide effective leadership and oversight of the Company’s business and are aligned with our business and strategies, particularly our community bank orientation.

Board Diversity Factors

The following chart provides certain demographic information about the 12 director nominees. Diversity characteristics are based on information self-identified by each nominee to the Company.

Board Diversity Matrix (As of March 10, 2022)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	0	2
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latino	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	2

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

●

Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

●	Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;
●	Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;
●	The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and
●	Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp and the banking industry.

Below is a summary of the Committee’s consideration and evaluation of each director nominee.

Ms. Arvin currently serves as the eighth President and CEO of the Keeneland Association. Prior to this, Ms. Arvin was a member of the Lexington, Kentucky law firm of Stoll Keenon Ogden, and served on the firm’s Board of Directors and Executive Committee. Ms. Arvin also served as corporate counsel to Keeneland since 2008, and as secretary and member of Keeneland’s Board of Directors since 2015. Also, Ms. Arvin currently holds the following positions: Trustee of The Lexington School, and Thoroughbred Owners and Breeders Association, Member of The Jockey Club, Board and Executive Committee Member of the Gluck Equine Foundation, Board Member of Bluegrass Care Navigators, Thoroughbred Racing Associations/Thoroughbred Racing Protective Bureau and the National Thoroughbred Racing Association. In connection with our acquisition of Kentucky Bancshares, Inc. in May 2021, we agreed to expand the size of our Boards of Directors by two directors and fill the resulting vacancies with two Kentucky Bancshares directors. We identified Ms. Arvin as one of the two former Kentucky Bancshares directors to be added to our Boards following completion of the acquisition. Ms. Arvin serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Trust Committee.

Mr. Bickel is founder and President of U.S. Specialties, a commercial building supply company. He has served as the managing member of several real estate development organizations in the Louisville, Kentucky area over the past 30 years. Outside of commercial endeavors, Mr. Bickel has been very active in the Louisville community, serving in a leadership capacity on numerous area non-profit boards. Mr. Bickel serves on the Risk Committee of Bancorp and the Bank’s Trust Committee.

Mr. Brown retired as a Vice President of Brown-Forman Corporation, a Fortune 1,000 company based in Louisville, Kentucky, in 2015. His extensive experience in business, management and accounting, and his deep ties to the Louisville community, bring valuable local and global perspectives to our Board. Additionally, his widespread commitment to community organizations in Louisville and beyond gives him a strong sense of the needs, prospects and potential of our region. Mr. Brown serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Trust Committee.

Mr. Heintzman retired as Chief Executive Officer of Bancorp and the Bank as of September 30, 2018. From October 1, 2018 through December 31, 2018, he held the position of Executive Chairman and he continued to serve as non-executive Chairman of the Boards of Bancorp and the Bank until January 1, 2021. Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and, prior to his appointment as Chief Executive Officer, held a series of executive positions, including Chief Financial Officer, Executive Vice President and President. In January 2005, he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman was instrumental in the Bank’s growth strategies and profitable execution. His commitment to ethical standards set the example for the Bank and its employees, and his tenure and experience in all areas of the business provide a unique perspective of the business and strategic direction of the Company. Mr. Heintzman chairs the Risk Committee of Bancorp and serves on the Bank’s Trust Committee.

Mr. Herde holds an accounting degree, is a Certified Public Accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller. He served as the Chief Financial Officer from 1993 until his retirement from Baptist in September 2016. He now serves as the Vice President/Financial Policy for the Kentucky Hospital Association. He has extensive experience in financial reporting and corporate finance. Mr. Herde chairs the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also serves on the Nominating and Corporate Governance Committee of Bancorp.

Mr. Hillebrand was appointed Chief Executive Officer of Bancorp and the Bank effective October 1, 2018, and assumed the additional roles of Chairman of the Boards of each company effective January 1, 2021. He joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis, Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville. From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years. His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also chairs the Compensation Committee of Bancorp.

Mr. Poindexter was appointed President of Bancorp and the Bank in October 2018. He previously served as Chief Lending Officer of the Bank from 2008 until October 2018, and as Executive Vice President and Director of Commercial Banking of the Bank. Mr. Poindexter joined the Bank in 2004. Under his leadership as Chief Lending Officer, the Bank achieved record levels of organic loan growth. Mr. Poindexter has also been instrumental in promoting an active sales and service culture across all departments of the Bank with a focus on increased referral activity that has led to record levels of non-interest income for the Bank.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction. A registered professional civil engineer, he began his career at Hall in 1986. Mr. Priebe has had extensive involvement with many civic organizations throughout his career. He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor. Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board. Mr. Priebe serves as our Lead Independent Director, chairs the Nominating and Corporate Governance Committee of Bancorp and serves as a member of the Compensation Committee of Bancorp.

Mr. Saunier currently serves as President of Saunier North American, Inc., a moving and storage company. Mr. Saunier is a member of the Policy Council of Commerce Lexington in Lexington, Kentucky, Past Chairman of the Winchester Clark County Chamber of Commerce in Winchester, Kentucky, founder of Leadership Winchester and Past President of Thoroughbred Club of America. In connection with our acquisition of Kentucky Bancshares, Inc. in 2021, we agreed to expand the size of our Boards of Directors by two directors and fill the resulting vacancies with two Kentucky Bancshares directors. We identified Mr. Saunier as one of the two former Kentucky Bancshares directors to be added to our Boards following completion of the acquisition. Mr. Saunier serves on the Risk Committee and Compensation Committee of Bancorp.

Mr. Schutte is Chief Executive Officer of GeriMed, Inc., a nationwide group purchasing organization specializing in long-term care pharmacy services for independent pharmacies that serve long-term care providers, such as nursing homes, assisted living facilities, and hospice, as well as prison populations. In February 2017, he founded MainPointe Pharmaceuticals, a national company that markets and distributes pharmaceuticals as well as over-the-counter products and supplements. He also previously served as Chairman of the Board of VistaPharm, for which he was the largest shareholder, until it was sold in December 2015. Mr. Schutte is also involved in numerous commercial real estate development projects in the Louisville area and elsewhere. His entrepreneurial skills and insights and strong reputation in the Louisville business community are beneficial to the Board. He serves on the Audit Committee and Compensation Committee of Bancorp.

Ms. Thompson joined the Bank in 1992 as Manager of the Wealth Management and Trust Department. The department managed approximately $4.8 billion in assets at December 31, 2021 and is one of the most profitable bank-owned trust companies in the country. Prior to joining the Company, Ms. Thompson practiced law for a large law firm in the estate planning and tax group and worked in a regional bank trust company where she focused on investment management, estate, trust and financial planning.

Commonwealth Bancshares Investor Agreement

On March 7, 2022, we completed the acquisition of Commonwealth Bancshares, Inc. In connection with the acquisition, we entered into an Investor Agreement with the principal shareholders of Commonwealth Bancshares which, among other matters, gives the principal shareholders the right to designate a qualified individual to serve on the Stock Yards Board of Directors, with the agreement of Stock Yards. We refer to this individual as the “mutually acceptable director”. Subject to the annual review and nomination process applicable to all members of our Board of Directors, beginning with the 2023 Annual Meeting of Shareholders we will include the mutually acceptable director on the slate of nominees to be elected to the Board of Directors.

Laura L. Wells, a former director of Commonwealth Bancshares and its wholly owned banking subsidiary, Commonwealth Bank & Trust Company, will be the initial mutually acceptable director. Pursuant to our obligation under the Investor Agreement, we will expand the size of our Board to 13 directors and appoint Ms. Wells to the Board of Directors in May 2022.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination. The Board, in coordination with the Nominating and Corporate Governance Committee, also considers Board leadership succession planning and committee membership.

When considering a candidate for membership on the Board, the Nominating and Corporate Governance Committee assesses a candidate’s independence, qualifications, skills and experience, as compared to the areas of qualifications, skills and experience that the Board has identified as important to be reflected on the Board. The Nominating and Corporate Governance Committee also evaluates the collective contribution of qualifications, skills and experience relevant to the Company for effective oversight. In the case of incumbent directors, the Committee also considers the director’s attendance and participation at meetings of the Board of Directors and committees on which he or she serves.

Although the Nominating and Corporate Governance Committee does not have a specific policy governing diversity, it considers, in identifying nominees for director, a nominee’s professional experience, education, qualifications and skills with a view towards having a diversity of viewpoints in the broadest sense being represented on the Board. These considerations include, without limitation, the individual’s interest in Stock Yards, independence, integrity, reputation, business experience, education, accounting and financial expertise, age, race, ethnicity, gender, civic and community relationships and knowledge and experience in matters impacting financial institutions.

The Nominating and Corporate Governance Committee engages in regular discussions of board and director succession matters, including plans for identifying potential candidates to fill positions vacated by retiring directors. Several of our existing directors will reach our mandatory retirement age over the course of the next few years. As the Committee seeks to identify qualified individuals to fill those vacancies and considers the overall composition of the Board, the Committee is committed to broadening the diversity of our Board and expects to actively consider race and ethnicity as additional factors in the evaluation of its potential director candidates.

With respect to incumbent directors considered for re-election, the Nominating and Corporate Governance Committee also assesses each director’s performance, contribution, level of engagement, and meeting attendance record. In addition, the Nominating and Corporate Governance Committee determines whether nominees are in a position to devote an adequate amount of time to the effective performance of director duties.

Shareholder Nominations

The Nominating and Corporate Governance Committee will consider candidates for nomination as a director submitted by shareholders. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the same criteria discussed above and in accordance with the Company’s bylaws and the procedures describe under “Shareholder Proposals and Director Nominations” on page 7 of this Proxy Statement.

Director Independence

Our Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, conducts an annual review of director independence. During this review, the Nominating and Corporate Governance Committee considers transactions and relationships between each director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, and based upon the advice and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Messrs. Bickel, Brown, Heintzman, Herde, Lechleiter, Priebe, Saunier and Schutte and Ms. Arvin satisfy the independence requirements of the NASDAQ Stock Market. As current employees of the Bank, Messrs. Hillebrand and Poindexter and Ms. Thompson do not satisfy these requirements. The Board of Directors also previously determined that Ms. Heitzman satisfied the NASDAQ independence requirements during her most recent year of service as a director prior to retirement.

In performing its independence review, the Nominating and Corporate Governance Committee noted that the Bank has made charitable donations to the Catholic Education Foundation of Louisville, of which Mr. Lechleiter is the President. However, the Committee determined that this relationship was not material to the director or his affiliated organization.

Director Election Standard

Our Articles of Incorporation and Bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” The Company’s corporate governance guidelines further provide that any incumbent director who does not receive a majority of “for” votes in an uncontested election must, within five days following the certification of the election results, tender to the Chairman of the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after certification of the shareholder vote. The Board will promptly communicate any action taken on the resignation.

Director Stock Ownership

All non-management directors are required to own Common Stock equal in value to at least $200,000 within three years of joining the Board and to maintain that minimum ownership level for the remainder of their service as a director. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation. Management directors also have ownership targets described elsewhere in this Proxy Statement.

Director Retirement Policy

Our Board does not have a term limits policy. Our Corporate Governance Guidelines establish a mandatory retirement age of 70 for all directors. Our retirement age policy is intended to recognize the valuable perspectives, knowledge and experience provided by our longer-tenured directors while also facilitating the Board’s recruitment of new directors with appropriate backgrounds and skills and provide for an orderly transition of leadership on the Board and its committees. In accordance with this policy, one incumbent director, Donna L. Heitzman, is not standing for re-election at the 2022 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES

PROPOSAL 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. The firm of BKD, LLP has served as the Company’s auditors since June 7, 2018. Representatives of BKD, LLP are expected to be present during the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of BKD, LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, we are submitting the selection of BKD, LLP to the shareholders for ratification as a matter of sound corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BKD, LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BKD, LLP

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the “REPORT ON EXECUTIVE COMPENSATION” section of this Proxy Statement. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment regarding our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Our current policy is to hold an advisory vote on executive compensation each year. We expect to hold the next advisory vote at our 2023 Annual Meeting of Shareholders. Following is a summary of some of the key points of our 2021 executive compensation program. See the “REPORT ON EXECUTIVE COMPENSATION” section beginning on page 24 of this Proxy Statement for more information about our 2021 executive compensation.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders. The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength. Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2021 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2021.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. 2022 Proxy Statement pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of December 31, 2021 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our directors and executive officers as a group; and directors, executive officers and employees as a group. “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the current directors, nominees for election as directors and named executive officers of Stock Yards Bancorp, see the following tables.

	Amount and Nature	Percent of
	of Beneficial	Stock Yards Bancorp
Name Owner of Beneficial	Ownership	Common Stock(1)

Kayne Anderson Rudnick Investment Management LLC	1,806,045 (2)	6.8%
1800 Avenue of the Stars
Los Angeles, CA 90067

BlackRock, Inc.	1,728,214 (3)	6.5%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	1,506,164 (4)	5.7%
100 Vanguard Boulevard
Malvern, PA 19355

Directors and executive officers of Bancorp and	1,125,138 (5)	4.2%
the Bank as a group (15 persons)

(1)

Shares of Stock Yards Bancorp Common Stock subject to outstanding stock appreciation rights (“SARs”) that are currently exercisable or may become exercisable within the following 60 days under Stock Yards Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such SARs but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)	Based upon Schedule 13G filed with the SEC on February 11, 2022.
(3)	Based upon Schedule 13G/A filed with the SEC on February 1, 2022.
(4)	Based upon Schedule 13G/A filed with the SEC on February 10, 2022.
(5)

Includes 372,800 shares held by directors and executive officers subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days and 101,252 shares held in KSOP accounts.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2021 by each current director, each nominee for election as director and each named executive officer.

Name	Number of Shares Beneficially Owned(1) (2) (3) (4)		Percent of Stock Yards Bancorp Common Stock
Shannon B. Arvin	643		(5)
Paul J. Bickel III	28,890	(6)	(5)
J. McCauley Brown	15,503	(7)	(5)
William M. Dishman III	65,163	(8)	(5)
David P. Heintzman	225,199	(9)	(5)
Donna L. Heitzman	12,909	(10)	(5)
Carl G. Herde	52,887		(5)
James A. Hillebrand	225,739	(11)	(5)
Richard A. Lechleiter	29,791	(12)	(5)
Philip S. Poindexter	102,092	(13)	(5)
Stephen M. Priebe	27,082		(5)
Edwin S. Saunier	5,579		(5)
John L. Schutte	85,667	(14)	(5)
T. Clay Stinnett	99,967	(15)	(5)
Kathy C. Thompson	79,398		(5)

(1)

Includes, where noted, shares in which members of the director’s, nominee’s or executive officer’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed directors, nominees or executive officers in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)

Includes shares subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under Stock Yards Bancorp’s Stock Incentive Plan(s) as follows:

Name	Number of SARs	Number of Unvested Restricted Stock Grants
Arvin	-	-
Bickel	800	862
Brown	1,500	862
Dishman	32,511	-
Heintzman	67,465	862
Heitzman	1,000	862
Herde	-	862
Hillebrand	113,087	-
Lechleiter	-	862
Poindexter	53,254	-
Priebe	1,500	862
Saunier	-	-
Schutte	600	862
Stinnett	46,866	-
Thompson	20,498	-

(3)	Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number
Name	of Shares
Arvin	-
Bickel	6,973
Brown	3,678
Heintzman	-
Heitzman	6,299
Herde	22,910
Hillebrand	475
Lechleiter	23,039
Priebe	21,933
Saunier	190
Schutte	3,921
Thompson	-

(4)	Includes shares held in the Company’s KSOP as follows:

Number
Name	of Shares
Dishman	7,034
Hillebrand	23,535
Poindexter	13,585
Stinnett	12,371
Thompson	34,849

(5)	Less than one percent of outstanding Stock Yards Bancorp Common Stock.
(6)	Includes 10,500 shares held jointly by Mr. Bickel and his wife.
(7)	Includes 3,987 shares held by Mr. Brown’s wife.
(8)	Includes 3,300 shares held by Mr. Dishman’s wife.
(9)	Includes 59,070 shares held jointly by Mr. Heintzman and his wife.
(10)	Includes 1,000 shares held jointly by Ms. Heitzman and her husband; and 200 shares held by Ms. Heitzman’s husband.
(11)	Includes 11,634 shares held by Michelle L. Hillebrand as to which Mr. Hillebrand exercises voting control.
(12)	Includes 2,100 shares held by Mr. Lechleiter’s adult children.
(13)	Includes 291 shares held as custodian for Mr. Poindexter’s children.
(14)	Includes 23,073 shares held jointly by Mr. Schutte and his wife and 2,250 shares held by Mr. Schutte’s wife.
(15)	Includes 448 shares held by Mr. Stinnett’s wife and 179 shares held as custodian for their children.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2021 executive compensation program. This CD&A is intended to be read in conjunction with the tables and related narrative disclosure that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Name	Position
James A. Hillebrand	Chairman and Chief Executive Officer (“Chairman/CEO”)
Philip S. Poindexter	President
T. Clay Stinnett	Executive Vice President and Chief Financial Officer (“CFO”)
Kathy C. Thompson	Senior Executive Vice President and Director of Wealth Management & Trust
William M. Dishman III	Executive Vice President and Chief Risk Officer

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Determination Process	Section III
Components of Our Compensation Program	Section IV
Additional Compensation Policies and Practices	Section V

I.	EXECUTIVE SUMMARY

Despite incurring significant one-time acquisition costs, 2021 represented the strongest year in our history. Highlights for the year ended December 31, 2021 follow:

●	Completion of the Kentucky Bancshares acquisition and expansion into Central/Eastern Kentucky
●	SBA Paycheck Protection Program (“PPP) loan forgiveness activity
●	Record loan production
●	Substantial legacy loan and deposit growth (excluding the acquisition and PPP) across all markets
●	Reduction in both the allowance for credit loss on loans and off-balance sheet exposures
●	Record levels of non-interest income
●	Operating expenses remaining well-controlled
●	Pristine credit quality

2021 Select Business Results

We have a long-term track record of performing at the top of our peer group on key profitability measures such as return on average assets (“ROAA”) and return on average equity (“ROAE”). In 2021, our profitability results were negatively impacted by $20.7 million of tax effected one-time acquisition costs, which led to a decline in our performance metrics relative to our compensation peer group. However, calculation methodologies for both short-term and long-term performance metrics exclude one-time acquisition costs.

Our ROAA for 2021 totaled 1.33%, representing a decline from 1.40% reported in 2020. Compared to the peer compensation group, we ranked slightly above the 50th percentile. However, when adjusted to exclude one-time acquisition costs ROAA equated to 1.69% and well exceeded the 90th percentile for 2021.

Our ROAE of 13.02% for 2021 ranked in line with the 75th percentile of the compensation peer group and represented a decline from 14.01% in 2020. When adjusted to exclude one-time acquisition costs, ROAE was significantly in excess of the 90th percentile for 2021.

	ROAA	ROAE
25th percentile	1.16%	10.56%
50th percentile	1.32%	12.67%
75th percentile	1.49%	13.31%
90th percentile	1.59%	14.45%
Stock Yards Bancorp – Actual	1.33%	13.02%
Stock Yards Bancorp – Adjusted*	1.69%	16.63%

Financial Results

Net income increased 27% to $74.6 million, or $2.97 per diluted share, in 2021 compared to $58.9 million, or $2.59 per diluted share, in the prior year. Despite incurring $20.7 million in tax effected one-time acquisition costs, 2021 represented the strongest year in our history. Excluding one-time acquisition costs, net income would have increased 62% to $95.3 million*, or $3.79* per diluted share year over year. Our reported annual diluted EPS has trended as follows over the past five years.

* Adjusted for one-time acquisition costs. This result represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

Operating Results

●

Record loan production, excluding PPP loans, drove $291 million of legacy portfolio growth and, combined with expansion into the Central Kentucky market, led to record total loans of $4.17 billion at December 31, 2021

●	Asset and credit quality remained strong, among the highest relative to our peers

●	Total revenue, comprising fully tax equivalent net interest income and non-interest income, of $237.4 million, surpassed the previous record of $188.0 million in 2020

2021 Shareholder Return

●	1-year total shareholder return (“TSR”): 61%; 3-year TSR: 111%; and 5-year TSR: 55%

●	Substantial and sustained dividend payout ratio; rate raised 14 times since 2013

●	In early 2021, announced the pending acquisition of Kentucky Bancshares, Inc., which closed in 2021.

●	In August 2021, announced the pending acquisition of Commonwealth Bancshares, Inc., which closed on March 7, 2022.

Performance Orientation of 2021 Compensation

Chairman/CEO Compensation Majority Performance-Based (Equity and Total). The Compensation Committee (the “Committee”) of our Board of Directors is responsible for the design and administration of our executive compensation program. The Committee’s philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent on Company performance while remaining consistent with our risk management policies. As such, the Committee has structured the majority of the compensation of the Chairman/CEO as variable, at-risk and subject to the achievement of performance goals in order to be earned. Approximately 52% of the Chairman/CEO’s grant date target total direct compensation, consisting of base salary, short-term incentive opportunity and long-term incentive opportunity, was variable, at-risk and performance-based. Seventy-five percent of the long-term incentive equity grants were performance-based and were in the form of performance share units (“PSUs”). These PSUs are subject to three-year performance metrics tied to our key operating goals and will vest at the end of a three-year performance period, subject to a mandatory one-year post-vesting holding period. The other 25% were in the form of time-based stock appreciation rights (“SARs”) that vest over five years.

Long-Term Incentives: 75% PSUs, 25% SARs; Three-Year Performance Period; High Threshold Performance Level. For the long-term incentive equity grants to executive officers, the Committee utilized PSUs to motivate operational achievement and link pay to performance, and SARs to motivate stock price appreciation over the long term, because they deliver value only if the stock price increases. For the grants in the form of PSUs, the Committee maintained three-year goals at the outset of the performance period for relative ROAA (85th percentile is target performance, representing a rigorous and challenging level of achievement) and cumulative EPS, the target for which reflects a solid growth rate.

Key 2021 Executive Compensation Decisions and Outcomes

In connection with determining 2021 executive compensation, the Committee reviewed its criteria, in part because of the Company’s having fallen to the 41st percentile by revenue of the existing peer group. As part of this review, the Committee determined to maintain its key criteria, which led to the removal of four companies and the addition of ten companies. As a result, the Company moved closer to the median for annual revenue and assets. In 2021, we had strong fundamental performance, outperformed our peers and took prudent compensation action to balance shareholder experience, GAAP performance, core performance, future expectations and executive interests.

Base Salaries. The Committee reviewed our NEO’s base salaries, determined that those salaries remained appropriate and thus did not make any adjustments to base salary for 2021 after an assessment of economic conditions present at the time when base salaries are normally reviewed by the Committee.

         Annual Cash Incentives. The Committee returned to using pre-pandemic performance metrics and undertook a rigorous process to set the performance targets for 2021. Annual cash incentive opportunities for four of our NEOs, Messrs. Hillebrand, Poindexter, Stinnett and Dishman, are tied exclusively to corporate profitability, as measured by EPS. Ms. Thompson’s short-term incentive plan incorporates goals related to her line of business responsibilities as well as Company-wide profitability.

Messrs. Hillebrand, Poindexter, Stinnett and Dishman

The primary performance metric utilized for Messrs. Hillebrand, Poindexter, Stinnett and Dishman was budget EPS. The target performance goal for 2021 was set 6.2% higher than the 2020 actual EPS.

The EPS metric had a performance threshold of 94% of target and a performance maximum of 107% of target. The Committee uses EPS because it believes EPS drives long-term shareholder return, as it represents the culmination of executive officers’ efforts regarding profitability, revenue growth, expense control, risk profile and other elements.

The target annual incentive plan opportunities of each of Messrs. Hillebrand, Poindexter, Stinnett and Dishman were denominated as a percentage of base salary, and ranged from 30% to 50% of base salary. Payouts were capped at 200% of the target payout.

Company-wide performance accounted for 100% of the annual incentive plan opportunity for Messrs. Hillebrand, Poindexter, Stinnett and Dishman; there was no allocation to individual performance goals. All of our eligible NEOs participate in the annual incentive plan on the same terms, other than the target percentage of base salary, and Ms. Thompson has additional components relating to her area of responsibility.

As described above, EPS increased 15% to $2.97 per diluted share driven by the Kentucky Bancshares acquisition, PPP loan forgiveness activity, reduction in both the allowance for credit loss on loans and off-balance sheet exposures, substantial organic loan and deposit growth (excluding acquisition and PPP) and historic levels of excess liquidity. Excluding one-time acquisition costs, net income would have increased 62% to $95.3 million*, or $3.79* per diluted share year over year. This EPS result led to short-term incentive payouts to Messrs. Hillebrand, Poindexter, Stinnett and Dishman at 200% of target.

* Adjusted for one-time acquisition costs. This result represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: income before overhead allocations and taxes, consolidated EPS of the Company, and net new business. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance, and the Committee considers her line of business goals to be appropriately challenging to attain. Financial results drove the short-term incentive payout to Ms. Thompson at 200% of target.

Long-Term Incentive Equity. As in 2020, the Company’s 2021 long-term incentives consisted of 75% PSUs (by grant date value) that vest based on performance over a three-year measurement period, and 25% SARs that vest over five years. No pandemic-related changes were implemented to our long-term incentive awards granted in 2021 or prior years.

The performance metrics for the PSUs, which are weighted 50% each, are three-year relative ROAA, with the target set at the 85th percentile and the threshold set at the 80th percentile of the peer group, a very challenging relative level of performance; and three-year cumulative EPS, a true long-term performance period using a metric viewed as central to increasing long-term shareholder value.

PSUs granted in 2019 vested as of December 31, 2021 and will be certified and distributed by March 31, 2022. Based on our aggregate EPS for the three-year performance period 2019-2021 and preliminary data indicating that our average ROAA for the three-year performance period exceeded the 90th percentile of the comparator group, we expect that recipients will be awarded grants on the EPS and ROAA portions at the maximum performance levels.

Connecting Pay and Performance

Our record of consistently higher long-term financial performance has driven our long-term shareholder returns and key financial metrics to impressive levels relative to our peers. Consistent with our pay-for-performance philosophy, a substantial portion of annual target total direct compensation is variable, at-risk pay. We consider compensation to be “at risk” and performance-based if it is subject to operating performance or if its value depends on stock price appreciation.

The following charts demonstrate the positioning of our ROAA and ROAE compared to the peer group described on page 33 over each of the last five years. As shown below, our ROAA and ROAE have consistently ranked in the top 10% of our peer group until 2020 and 2021. In 2021, our profitability results were negatively impacted by $20.7 million of tax effected one-time acquisition costs, which led to a decline in our performance metrics relative to our compensation peer group. However, calculation methodologies for both short-term and long-term performance metrics exclude one-time acquisition costs.

Even with that slight decline in profitability, our average ROAA over that five-year period was in the 93rd percentile of our peer group, and our average ROAE over that period was higher than that of any of our peers.

The following chart compares our five-year total shareholder return (TSR) to the median TSR of our compensation peer group and an additional industry peer group.

Source: S&P Global Market Intelligence. Market pricing data as of December 31, 2021.

(1)

TSR equals the return of a security over a period, including price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.

(2)	Nationwide peers representing 162 major exchange-traded banks (NASDAQ, NYSE and NYSEAM) headquartered in the U.S. with total assets between $1.5 and $7 billion.
(3)	See page 33 for a listing of the compensation peer group. Excludes two banks in the original peer group that were acquired.

The Committee believes stock price closely mirrors earnings growth over the long-term, and management should be incented with respect to performance measures related to the operations of the Company. Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance. We believe our EPS growth aligns management’s interests with shareholders and thus having EPS as a common focus in the Company’s annual and long-term incentive programs is in the best interest of shareholders. While the annual and long-term incentive programs use different EPS goals, together the programs drive shareholder value creation over time.

Additionally, the Committee believes that it uses appropriately challenging targets in setting goals for both short-term and long-term incentives, and that the Company’s financial results must significantly exceed peer median performance in order to achieve target-level awards. For example, under the Company’s performance share goals, executives do not achieve target award vesting unless our ROAA exceeds the 85th percentile of our comparator group (which is comprised of all publicly-traded banks with $1.5 to $7.0 billion in assets), and no awards are earned if our ROAA does not exceed the 80th percentile of our comparator group.

Say-on-Pay Results

At the 2021 Annual Meeting of Shareholders, 98.2% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “say-on-pay.” This vote is consistent with recent vote results. The Committee believes its compensation practices are properly aligned with the interests of shareholders, and that the high level of shareholder support of our 2021 say-on-pay proposal indicates that most shareholders share the Committee’s view.

Compensation Program Governance

The Committee continually reviews its policies and procedures to ensure they are consistent with strong corporate governance guidelines. This also includes education around governance best practices and their bearing on the Company and its executive compensation program.

What We Do:	What We Don’t Do:
Align pay and performance	No guaranteed bonuses – incentive compensation may be reduced to zero if financial metrics are not met
Engage an independent third-party compensation consultant for advice in making compensation decisions	No highly leveraged incentive plans that encourage excessive risk taking
Review compensation data from peers whose industry, revenues, and footprint share similarities with the Company	No uncapped incentive award payouts
Conduct an annual shareholder say-on-pay vote	No excessive perquisites for our directors and executive officers
Maintain additional holding requirements of one year once equity awards vest	No payment of dividends on unvested equity awards
Maintain stock ownership guidelines for executive officers and directors	No repricing of options or SARs without prior shareholder approval
Maintain a claw back policy	No excise tax gross ups

II.	Compensation Philosophy and Objectives

Our compensation philosophy guides the design and decisions of our compensation program to achieve the following objectives:

●	To attract, retain, and motivate top executive talent;

●	To link overall compensation to company performance;

●	To align executive interests with shareholder interests;

●	To place a significant portion of total compensation “at risk,” making it contingent on Company performance while remaining consistent with our risk management policies; and

●	To support the Company’s objective of creating shareholder value without taking unnecessary risks.

The Committee believes that the Company’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

III.	Compensation Determination Process

Role of the Compensation Committee

The Committee assists our Board in establishing our compensation philosophy and determining the compensation of our executive officers. The Committee is also responsible for determining the structure and components of our programs, as well as reviewing and approving the compensation of the NEOs, or recommending it for approval by the Board of Directors. The Committee is responsible for annually assessing the performance of the executive officers, including the NEOs, and for determining their annual salary, incentive (short- and long-term) compensation goals and payout/grant levels. Each of the four members of our Committee is independent as is defined under NASDAQ listing standards.

The Committee held seven meetings during 2021, and its actions included finalizing all aspects of 2021 executive compensation. The Committee in 2021, among other items:

●	Reviewed its compensation philosophy

●	Conducted an annual performance evaluation of our CEO

●	Reviewed the Committee charter

●

Reviewed the Company’s 2021 operating budget and its effect on incentive compensation programs for 2021 (including setting the EPS benchmarks for short-term compensation payouts excluding one-time acquisition costs)

●	Established the performance-based metrics and targets for the annual incentive plans

●	Established the design, award mix and performance goals for the long-term incentive plan

●	Evaluated achievement relative to performance targets, and determined and certified corresponding incentive payouts

●	Reviewed the stock ownership guidelines for our executive officers

●	Discussed executive succession planning

●	Reviewed the Company-wide retirement plan programs, and

●	Received education on compensation trends, compliance issues and best practices from the Committee’s compensation consultants, Aon.

Ultimately, the Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance, and competitive market data.

Role of Executives in Compensation Committee Deliberations

The Committee works closely with the CEO, and the CEO attends Committee meetings to discuss the Company’s compensation and performance matters, particularly as it relates to the other executive officers. For each executive officer other than himself, the CEO presents annual evaluations of such officers and makes recommendations to the Committee regarding their compensation. This assessment considers such factors as our achievement of goals related to corporate, division, function individual performance. Our CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Committee discusses and formulates its compensation recommendation for the CEO. The Committee reviews recommendations made by its CEO and information from the executive compensation consultant review. The Committee sets the compensation for our CEO and each of our NEOs at its meetings in the first quarter of each year and subsequently reports its compensation decisions to the full Board of Directors.

The general counsel of the Company works with the Committee Chair to provide administrative support and, along with other executives, provide pertinent financial, tax, accounting, or operational information. Other executives, such as those from human resources or finance, may attend meetings from time-to-time to provide their insights and suggestions on pertinent topics. Only Committee members may vote on decisions regarding executive compensation. The Committee regularly conducts a portion of its business in executive session.

Role of the Compensation Consultant

The Committee views it as important to obtain objective, independent expertise and advice in carrying out its responsibilities, and has the power to retain an independent compensation consultant to assist it in the performance of its duties and responsibilities. The Committee has retained an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2021, the Committee continued to engage Aon’s Human Capital Solutions practice (also known as McLagan), a division of Aon plc, to provide executive compensation consulting services regarding our compensation programs and pay levels. The scope of Aon’s executive compensation consulting assignment included the ongoing evaluation of the appropriateness of our peer group of banks as well as a comparison of management’s base salaries, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group. The Committee used data developed by Aon among the various factors that informed its determination of executive officer pay. While the Committee takes into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Committee makes its own independent decisions about compensation matters.

Aon reports directly to and performed services solely on behalf of the Committee and has no other relationship with the Company or its management. The Committee has assessed the independence of Aon consistent with SEC rules and NASDAQ listing standards and has concluded that Aon’s work did not involve any conflicts of interest.

Peer Selection Process

Each year, the Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance. The Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards, and long-term equity awards.

For 2021 compensation, the Committee worked with the consultant in 2020 to select peer banks using the following criteria as of March 31, 2020. The chosen criteria were essentially consistent with the prior year and take into consideration the Company’s size given the possibility of future acquisitions and growth in certain criteria:

●	Located in the continental United States excluding California;

●	Total revenue from $110 to $500 million;

●	Total assets less than $10 billion;

●	Insider ownership less than 35% with no single holder owning more than 15%;

●	Non-interest income greater than 15% of total revenue;

●	Market capitalization greater than $275 million;

●	Non-performing assets / total assets less than 3.0%; and

●	Return on average assets greater than 0.5%.

Based on these criteria, the Committee removed four companies from the peer group used for 2021 compensation decisions: Carolina Financial Corporation, HomeTrust Bancshares Inc., Old Second Bancorp and United Community Financial. Ten new companies met the criteria and were added to the peer group.

The table below lists the peer banks approved by the Compensation Committee for 2021 compensation decisions, with the newly added peer companies shown in italics:

Boston Private Financial	Mercantile Bank Corporation
Bryn Mawr Bank Corporation	MidWestOne Financial Group Inc.
Cambridge Bancorp	National Bank Holdings Corporation
Capital City Bank Group Inc.	Nicolet Bankshares, Inc.
City Holding Company	Park National Corporation
Enterprise Financial Services Corporation	Peapack-Gladstone Financial Corporation
Farmers National Banc Corporation	QCR Holdings, Inc.
First Busey Corporation	Seacoast Banking Corporation of Florida
First Financial Bankshares	Southside Bancshares, Inc.
First Financial Corporation	Univest Corporation of Pennsylvania
Hills Bancorp	Washington Trust Bancorp, Inc.
Independent Bank Corporation

            Our total revenue, asset size, net income and market capitalization and that of the peer group established for 2021 compensation decisions, using the March 31st, 2020 data considered by the Committee when establishing the peer group, are set forth in the following table:

Peer Bank Name, Ticker, State	Total Revenue	Total Assets	Net Income	Market Capitalization
	Dollars in millions
Boston Private Financial (BPFH) MA	$325	$8,746	$97	$585
Bryn Mawr Bank Corporation (BMTC) PA	227	4,923	81	565
Cambridge Bancorp (CATC) MA	122	2,853	37	282
Capital City Bank Group Inc. (CCBG) FL	160	3,087	56	338
City Holding Company (CHCO) WV	248	5,088	68	1,074
Enterprise Financial Services Corporation (EFSC) MO	303	7,501	53	730
Farmers National Banc Corporation (FMNB) OH	115	2,668	30	327
First Busey Corporation (BUSE) IL	406	9,721	116	931
First Financial Bankshares (FFIN) TX	413	9,701	110	3,820
First Financial Corporation (THFF) IN	179	4,062	40	462
Hills Bancorp (HBIA) IA	124	3,366	26	609
Independent Bank Corporation (IBCP) MI	171	3,632	49	282
Mercantile Bank Corporation (MBWM) MI	151	3,657	25	343
MidWestOne Financial Group Inc. (MOFG) IA	191	4,764	35	337
National Bank Holdings Corporation (NBHC) CO	294	6,028	89	731
Nicolet Bankshares, Inc. (NCBS) WI	174	3,733	46	569
Park National Corporation (PRK) OH	405	8,719	96	1,265
Peapack-Gladstone Financial Corporation (PGC) NJ	179	5,831	57	338
QCR Holdings, Inc. (QCRH) IL	238	5,232	70	427
Seacoast Banking Corporation of Florida (SBCF) FL	305	7,353	56	965
Southside Bancshares, Inc. (SBSI) TX	222	7,274	42	1,003
Univest Corporation of Pennsylvania (UVSP) PA	238	5,465	66	476
Washington Trust Bancorp, Inc. (WASH) RI	203	5,621	72	632
Median	$222	$5,232	$56	$569
Stock Yards Bancorp, Inc.	$179	$3,785	$51	$656

Referencing the Competitive Market in Determining 2021 Compensation

The Committee considers a number of factors in determining appropriate pay levels and plan designs for our NEOs. These factors include competitive compensation data from peer companies and the banking market in general. The Committee does not view competitive market prescriptively or tie the compensation levels of our executives to specific market percentiles. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, internal pay equity, skill sets, leadership potential and succession planning.

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as between short and long-term pay. The following charts for our CEO and our other NEOs illustrate the target compensation established in early 2021, consisting of base salary, annual incentive awards, and long-term equity-based compensation granted in 2021.

Name	Salary	Target Bonus %	Target Bonus	PSUs	SARs	Total
Hillebrand	$560,000	50%	$280,000	$252,000	$84,000	$1,176,000
Poindexter	396,000	40%	158,400	142,560	47,520	744,480
Thompson	364,000	35%	127,400	114,660	38,220	644,280
Stinnett	317,000	35%	110,950	99,855	33,285	561,090
Dishman	289,000	30%	86,700	78,030	26,010	479,740

As demonstrated above, variable pay at target for the CEO represents 52% of direct compensation. However, when the Bank performs at maximum, payouts for variable pay significantly increase commensurate with that outperformance.

Each compensation element is discussed in more detail below and outlined in more detail in the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table appearing on pages 43 and 45 of this Proxy Statement.

IV.	Components of Our Compensation Program

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term
Base Salary	Provide stable compensation and attract and retain executives through market competitive payments	Based on each executive's performance and responsibilities. Used as a basis for short and long-term incentive award goals	Fixed	Short-term

Cash Incentives	Incentivize and reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for near term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives

			Performance	Short-term

Performance Stock Units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of three-year goals on EPS growth and ROAA versus peers. Three-year performance period plus an additional one-year mandatory holding period on vested awards	Performance	Long-term

Stock Appreciation Rights	Align interests of executives with shareholders by rewarding increases in our stock price	Awards only have value if stock price increases. Awards vest ratably over five years	Performance	Long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation. In addition, salaries are the basis from which incentives and other select benefits are derived.

In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution. After reviewing the competitive marketplace, current economic conditions and the individual pay factors, the Committee determined that our executives’ base salaries remained appropriate, and therefore none of our executives received an increase in base salary for 2021.

Executive	2021 Base Salary	2020 Base Salary	Increase/Decrease
Hillebrand	$560,000	$560,000	0%
Poindexter	396,000	396,000	0%
Thompson	364,000	364,000	0%
Stinnett	317,000	317,000	0%
Dishman	289,000	289,000	0%

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental and/or operating results of the Company. Therefore, the Committee established an incentive program based upon the achievement of certain EPS goals as well as line of business goals applicable to specific officers’ duties and employs a rigorous process to set the performance targets.

As anticipated, the Committee returned to using the EPS measurement of budget EPS in 2021. This change was made after we temporarily changed from our historical design in 2020 in response to the pandemic.

Messrs. Hillebrand, Poindexter, Stinnett and Dishman

For 2021, the determination as to whether cash incentives would be paid to Messrs. Hillebrand, Poindexter, Stinnett and Dishman was based solely upon the achievement of diluted EPS objectives as set forth below.

The Committee strongly supports the use of EPS exclusively in determining short-term cash incentives for certain executives without specific line of business oversight. The Committee believes that EPS, over the long-term, drives TSR as it represents the culmination of executive officers’ efforts regarding profitability, revenue growth, expense control, risk profile and other elements. Oftentimes, boards use several goals to focus management on specific operational objectives while also balancing credit quality and other risks. With virtually all areas of the Company operating at high performance levels and operating ratios at superior levels, growth in EPS should be, and is, the primary focus of the management team. Establishing the appropriate mix of revenue growth, expense control measures, risk profile and other tactics are areas that management has control over and that should result in higher EPS over time. Therefore, the Committee believes aligning pay with EPS growth gives management the appropriate incentive to make the best decisions.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher adjusted EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. For purposes of the short-term cash incentive plan, “EPS” is defined as diluted earnings per share of the Company as determined for financial reporting purposes, excluding any acquisition costs and restructuring adjustments made to EPS as a result of a business combination that occurs during the performance period. EPS targets, year-over-year EPS growth rates and corresponding bonus percentages for 2021 were as follows:

					Bonus as a Percentage of Base Salary
	Budget EPS ($)		EPS Growth 2021/2020		Mr. Hillebrand	Mr. Poindexter	Mr. Stinnett	Mr. Dishman
Threshold	2.59		0.0%		10%	8%	7%	6%
Target	2.75		6.2%		50%	40%	35%	30%
Maximum	2.95	or greater	13.9%		100%	80%	70%	60%
Actual Results	3.79	*	46.3	% *	100%	80%	70%	60%

* Adjusted for one-time acquisition costs. This result represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

The Committee set the target at a level that it considered rigorous and challenging and took into account the relevant risks and opportunities. More specifically, the Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of these budget targets, including the risks associated with various macroeconomic factors and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years. Considering these factors, the Committee set the 2021 target performance level for the budget EPS goal at $2.75, which is 6.2% above the 2020 actual EPS of $2.59.

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: net new business, income before overhead allocations and taxes, and consolidated EPS of the Company. The Committee believes it is important for Ms. Thompson to have both line of business and overall bank performance components to her short-term incentive plan as growth in departmental profitability directly affects the profitability of the Company and significantly enhances shareholder value. As a result, the Committee believes Ms. Thompson should be partly measured on the overall success of the Company. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance, and the Compensation Committee considers her line of business goals to be appropriately challenging to attain. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 35% of base salary. Respective targets and corresponding bonus percentages for Ms. Thompson’s equally weighted line of business components are as follows:

Line of Business Component

	Net New Business		Income Before Overhead Allocation and Taxes
	Net New Business ($)	Bonus as Percentage of Base Salary	Percentage Increase over Prior Year	Bonus as Percentage of Base Salary
Threshold	700,000	2.625%	7.7%	2.625%
Target	900,000	13.125%	12.2%	13.125%
Maximum	1,150,000	26.25%	16.7%	26.25%
Actual Results	1,937,000	26.25%	24.2%	26.25%

EPS Component

	EPS ($)		EPS Growth 2021/2020		Bonus as Percentage of Base Salary
Threshold	2.59		0.0%		1.75%
Target	2.75		6.2%		8.75%
Maximum	2.95	or greater	13.9%		17.50%
Actual Results	3.79	*	46.3	% *	17.50%

* Adjusted for one-time acquisition costs. This result represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

Short-Term Cash Payouts

Having determined the total 2021 annual incentive plan payouts for each eligible NEO, the Committee then approved the annual incentive plan payout amounts as summarized below:

	Salary ($)	Target Bonus (%)	Target Bonus ($)	Actual Earned %	Actual Earned ($)
Hillebrand	560,000	50%	280,000	200%	560,000
Poindexter	396,000	40%	158,400	200%	316,800
Thompson	364,000	35%	127,400	200%	254,800
Stinnett	317,000	35%	110,950	200%	221,900
Dishman	289,000	30%	86,700	200%	173,400

Long-Term Incentives

The Committee believes that long-term incentive stock awards effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of the Company's Common Stock and to have a meaningful interest in the future of the Company and sustained shareholder value creation.  In making determination about the mix of vehicles in the long-term incentive equity grants, the Compensation Committee allocates a higher than median portion to performance-based equity, and a lower portion to time-based equity.

2021 Equity Awards

In 2021, the Committee continued its historical practice of having PSUs at target constitute 75% of the grant date value of the total long-term award and SARs represent 25% of the total long-term award. The value of the long-term incentive award was determined as a percentage of the participant’s 2021 base salary and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. The following table summarizes the equity awards made to NEOs in 2021.

2021 Grant Summary

		PSUs at Target (1)		SARs (2)
	% of Base Salary	Number Granted	Fair Value ($)	Number Granted	Fair Value ($)
Hillebrand	45%	5,670	252,000	8,615	84,000
Poindexter	36%	3,207	142,560	4,873	47,520
Thompson	32%	2,580	114,660	3,920	38,220
Stinnett	32%	2,246	99,855	3,413	33,285
Dishman	27%	1,755	78,030	2,667	26,010

(1)

Because grantees are not entitled to dividend payments during the performance period and have a mandatory one-year post-vesting holding period, the fair value of these PSUs is estimated based upon the fair value of the underlying shares on the date of the grant.

(2)	SARs are valued using Black-Scholes option pricing model as of the date of grant.

Performance Stock Units

In 2021, the Committee granted PSUs to each of the NEOs. PSUs were awarded under the following terms:

Performance period:	Three years, beginning January 1, 2021 through December 31, 2023.

Performance goals at
50% weighting each:

1. Cumulative EPS over the three-year performance period, excluding any acquisition costs and restructuring adjustments made to EPS as a result of a business combination that occurs during the performance period.

2. ROAA over the three-year performance period compared to all publicly traded banks with total assets between $1.5 and $7.0 billion as calculated by S&P Global Market Intelligence. Performance will be measured by calculating the simple average of the Company’s ROAA for the three years in the performance period and determining the percentile ranking as compared to peers. The Company’s net income is to be determined in a manner consistent with the definition of EPS above.

Performance ranges:	The PSUs provide for threshold, target and maximum performance goals as follows:

	Threshold	Target	Maximum

Three-year cumulative EPS		See Below
Peer bank ROAA performance percentile	80%	85%	90%

Three-year EPS performance goals have been established by the Committee and consider the Company’s strategic plan as well as projected growth targets in order to maintain our standard as a top-performing community bank. The three-year EPS goal has defined threshold, target and maximum performance levels. We have elected not to disclose these performance levels for competitive reasons, but we note that the levels for 2021 PSUs were set higher than those for the grants of PSUs made in 2020.

The table below summarizes the design of the PSU portion of the 2021 long-term incentive plan (all percentages relate to each executive’s 2021 base salary in effect at January 1, 2021):

	EPS			ROAA vs. Peers			Total Value of PSUs that may be Earned, Based on Grant-Date Value, as a % of Base Salary
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Hillebrand	9.0%	22.5%	56.25%	9.0%	22.5%	56.25%	18.0%	45.0%	112.5%
Poindexter	7.2%	18.0%	45.0%	7.2%	18.0%	45.0%	14.4%	36.0%	90.0%
Stinnett	6.3%	15.75%	39.375%	6.3%	15.75%	39.375%	12.6%	31.5%	78.75%
Thompson	6.3%	15.75%	39.375%	6.3%	15.75%	39.375%	12.6%	31.5%	78.75%
Dishman	5.4%	13.5%	33.75%	5.4%	13.5%	33.75%	10.8%	27.0%	67.50%

PSUs certified as earned by the Committee at the end of the performance period will be distributed to participants by March 31st of the year following the performance period. All payouts of PSUs will be made in shares of Company Common Stock based on the percentage earned of the target number of shares per participant determined at the beginning of the performance period.

PSUs generally require the executive to remain employed or serve on the Board of Directors until the end of a performance cycle in order to vest and be paid in shares of Common Stock, with prorated awards still distributed after the end of the performance cycle to those who leave the Company mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level if a change in control occurs before a performance cycle ends. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued. In addition, executives are required to observe a one-year holding period after vesting, net of any shares sold to pay taxes.

No pandemic-related changes were implemented to our long-term incentive awards granted in 2021 or prior years.

PSUs granted in 2019 vested as of December 31, 2021 and will be certified and distributed by March 31, 2022. Based on our aggregate EPS for the three-year performance period 2019-2021 and preliminary data indicating that our average ROAA for the three-year performance period exceeded the 90th percentile of the comparator group, we expect that recipients will be awarded grants on the EPS and the ROAA portions at the maximum performance levels.

Stock Appreciation Rights

The Committee favors continuing the use of SARs because they directly align the interests of executives with shareholders’ interests as value is only realized through a rising stock price. SARs provide a NEO with the right to receive Company Common Stock equal in value to the appreciation in Company stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period. SARs granted to executives in 2021 vest ratably over five years and the exercise period is ten years from the grant date.

V.	Additional Compensation Policies and Practices

Other Executive Benefits

Post-Employment Compensation and Benefits. To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of the Company and its shareholders to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event. With these agreements in place, if the Company should receive takeover or acquisition proposals from third parties, the Company will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The CICS Agreements require both a significant change in the Company’s ownership and termination of employment before executives would receive any payment under the agreements. This approach is commonly referred to as a double-trigger.

Supplemental Retirement Benefits. The Bank has a nonqualified deferred compensation plan that allows executives to defer a portion of their cash compensation, and the Bank credits those deferrals with contributions that the executives do not receive under the KSOP because of limits under the KSOP or the Internal Revenue Code. The Committee believes that the nonqualified deferred compensation plan provides the Company with the ability to attract and retain key employees. Further details about the nonqualified deferred compensation plan may be found in the narrative preceding the Nonqualified Deferred Compensation Table.

In the 1980's, the Bank created a plan (called the Senior Officer Security Plan (“SOSP”)) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives' retirement income from combined sources of the tax-qualified employer retirement programs, Social Security and the SOSP to a level of approximately 70% of their pre-retirement income. Once implemented, the benefit amounts were never adjusted and therefore the SOSP is not expected to yield the level of income replacement contemplated. The SOSP still covers one current executive officer, Ms. Thompson, and there are no intentions to adjust her payment or add additional participants.

Stock Ownership Guidelines

The Committee believes that our executive officers should maintain meaningful equity interests in the Company to ensure that their interests are aligned with those of our shareholders. We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of the Company’s Common Stock, depending upon the executive’s position. Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Company’s KSOP plan or an IRA are deemed owned by the executive under the guidelines. New or newly promoted officers to an executive level are required to reach the guidelines within five years of attaining executive status. The valuation is based on the closing price on the last trading day of the preceding calendar year. The Committee regularly reviews these guidelines in light of changing market trends, governance best practices and policies of our peer banks. In November 2020 this review led us to increase the multiple for our CEO from 5x to 6x in order to remain in a leadership position with respect to our ownership guidelines.

Position	Multiple of Base Salary
Chief Executive Officer	6x
President	4x
All Other Named Executive Officers	3x

All NEOs currently exceed his or her applicable stock ownership guidelines.

Claw backs

The Committee maintains a general claw back policy to give the Company the flexibility to require the return of paid compensation in certain circumstances.

The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

Anti-Hedging and Anti-Pledging Policy

Under our insider trading policy, no director, officer (including our NEOs) or employee is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in the Company’s stock price. Similarly, no director, officer (including our NEOs) or employee may enter into hedging transactions in the Company stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Holding Company stock in a margin account or pledging Company stock is also generally prohibited.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid by a public company to its named executive officers. The Committee believes that tax deductibility is one of many factors to be considered in developing an appropriate compensation package for executives, and that shareholder interests are not best served if the Committee’s flexibility and discretion is limited by restricting executive compensation to deductible compensation. The Committee has in the past approved compensation that may not be fully deductible because of Section 162(m). Similarly, the Committee may exercise its judgment in this area and award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman Stephen M. Priebe Edwin S. Saunier John L. Schutte

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Throughout this section, we refer to executives named in this table individually as the “executive” and collectively as the “executives”. Each executive holds those same offices at the Bank, as well.

Compensation is presented for all years in which the executives were also named executive officers.

Summary Compensation Table
Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5) (6)	($)

James A. Hillebrand	2021	560,000	-	251,975	83,996	560,000	-	92,843	1,548,814
Chairman and Chief Executive Officer	2020	560,000	-	251,996	83,996	280,000	-	92,326	1,268,318
	2019	540,000	-	242,980	80,999	540,000	-	89,155	1,493,134

Philip S. Poindexter	2021	396,000	-	142,519	47,512	316,800	-	67,144	969,975
President	2020	396,000	-	142,537	47,519	158,400	-	66,544	811,000
	2019	385,000	-	138,594	46,197	308,000	-	65,111	942,902

T. Clay Stinnett	2021	317,000	-	99,812	33,277	221,900	-	53,265	725,254
Chief Financial Officer	2020	317,000	-	99,843	33,280	110,950	-	53,682	614,755
	2019	301,000	-	81,260	89,933	180,600	-	50,816	703,609
Kathy C. Thompson	2021	364,000	-	114,655	38,220	254,800	-	64,343	836,018
Senior EVP and Director of	2020	364,000	-	114,655	38,216	168,022	100,368	63,914	849,175
Wealth Management and Trust	2019	364,000	-	114,635	38,219	159,250	127,233	63,809	867,146

William M. Dishman III	2021	289,000	-	77,992	26,003	173,400	-	49,818	616,213
EVP and Chief Risk Officer	2020	289,000	-	78,029	26,007	86,700	-	49,817	529,553
	2019	286,000	-	77,192	25,739	171,600	-	49,540	610,071

(1)

Stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period. The value of the PSU grants measured at the grant date value was $44.44 in 2021, $32.27 in 2020 and $32.03 in 2019. The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants.

	2021		2020		2019
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum
Hillebrand	$251,975	$629,981	$251,996	$629,975	$242,980	$607,481
Poindexter	142,519	356,364	142,537	356,390	138,594	346,469
Stinnett	99,812	249,619	99,843	249,608	81,260	203,166
Thompson	114,655	286,638	114,655	286,622	114,635	286,636
Dishman	77,992	195,047	78,029	195,072	77,192	193,045

(2)

Customary SARs were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $50.71, $37.30 and $36.65 in 2021, 2020 and 2019, respectively. The fair value of each SAR was $9.75, $5.80 and $6.61 respectively. SARs granted to Mr. Stinnett in conjunction with his May 1, 2019 promotion were granted with an exercise price of 10% higher than the closing price of the Common Stock on the grant date or $34.71, and the fair value of each of these SARs was $5.03. For assumptions used in valuation of SARs and other information regarding stock-based compensation, refer to Note 17 to the 2021 consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC.

(3)

In the earlier section of this proxy statement captioned “Compensation Discussion and Analysis”, we refer to Non-Equity Incentive Plan Compensation as “short-term cash incentives” or “cash incentives.”

(4)

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 2.84% for December 31, 2021, 2.43% for December 31, 2020 and 3.16% for December 31, 2019, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.

Earnings on the executives' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(5)	All Other Compensation in 2021 consists of the following:

	Hillebrand	Poindexter	Stinnett	Thompson	Dishman
Matching contribution to 401(k)	$17,400	$17,400	$17,400	$17,400	$17,340
Contribution to ESOP	5,800	5,800	5,800	5,800	5,780
Contribution to nonqualified plan *	66,400	40,160	27,520	35,040	23,120
Other	3,243	3,784	2,545	6,103	3,578

* This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax- qualified KSOP because of plan limits or Internal Revenue Code limits.

(6)	Perquisites totaled less than $10,000 for each executive, with the exception of Mr. Hillebrand, and are therefore not included in the table. Detail related to Mr. Hillebrand’s perquisites follows:

Hillebrand
Club membership initiation fee and dues	$10,500
Excess liability insurance premium	$2,295
Cell phone reimbursement	$1,500
$14,295

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table
		Payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)
Hillebrand	2/25/21	56,000	280,000	560,000	-	-	-	-	-	-	-
	2/25/21	-	-	-	2,268	5,670	14,176	-	-	-	251,975
	2/25/21	-	-	-	-	-	-	-	8,615	50.71	83,996
Poindexter	2/25/21	31,680	158,400	316,800	-	-	-	-	-	-	-
	2/25/21	-	-	-	1,283	3,207	8,019	-	-	-	142,519
	2/25/21	-	-	-	-	-	-	-	4,873	50.71	47,512
Stinnett	2/25/21	22,190	110,950	221,900	-	-	-	-	-	-	-
	2/25/21	-	-	-	898	2,246	5,617	-	-	-	99,812
	2/25/21	-	-	-	-	-	-	-	3,413	50.71	33,277
Thompson	2/25/21	25,480	127,400	254,800	-	-	-	-	-	-	-
	2/25/21	-	-	-	1,032	2,580	6,450	-	-	-	114,655
	2/25/21	-	-	-	-	-	-	-	3,920	50.71	38,220
Dishman	2/25/21	17,340	86,700	173,400	-	-	-	-	-	-	-
	2/25/21	-	-	-	702	1,755	4,389	-	-	-	77,992
	2/25/21	-	-	-	-	-	-	-	2,667	50.71	26,003

All material terms and conditions of grants are described in the section of this Proxy Statement captioned “Compensation Discussion and Analysis”. All equity grants were made under our 2015 Omnibus Equity Compensation Plan. Grants consisted of:

(1)	Cash incentives
(2)	PSUs
(3)	SARs

The following table sets forth information concerning SARs and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hillebrand
	28,054	-	15.26	2/19/2023	-	-	-	-
	16,425	-	19.37	2/18/2024	-	-	-	-
	12,319	-	22.96	3/17/2025	-	-	-	-
	14,428	-	25.76	3/15/2026	-	-	-	-
	6,056	1,515	40.00	3/21/2027	-	-	-	-
	4,453	2,970	35.90	2/20/2028	-	-	-	-
	15,000	10,000	39.32	10/1/2028	-	-	-	-
	4,901	7,353	36.65	10/1/2028	-	-	-	-
	2,896	11,586	37.30	2/25/2030	-	-	19,522	1,247,065
	-	8,615	50.71	2/25/2031	-	-	14,176	905,563
	104,532	42,039			-	-	33,698	2,152,628

Poindexter
	8,872	-	19.37	2/18/2024	-	-	-	-
	8,098	-	22.96	3/17/2025	-	-	-	-
	9,469	-	25.76	3/15/2026	-	-	-	-
	3,974	994	40.00	3/21/2027	‐-	-	-	-
	2,923	1,949	35.90	2/20/2028	-	-	-	-
	10,500	7,000	39.32	10/1/2028	-	-	-	-
	2,795	4,194	36.65	2/19/2029	-	-	-	-
	1,638	6,555	37.30	2/25/2030	-	-	11,044	705,491
	-	4,873	50.71	2/25/2031	-	-	8,019	512,254
	48,269	25,565			-	-	19,063	1,217,744

Stinnett
	11,502	-	15.26	2/19/2023	-	-	-	-
	6,861	-	19.37	2/18/2024	-	-	-	-
	5,481	-	22.96	3/17/2025	-	-	-	-
	6,871	-	25.76	3/15/2026	-	-	-	-
	2,884	722	40.00	3/21/2027	-	-	-	-
	2,124	1,417	35.90	2/20/2028	-	-	-	-
	1,639	2,459	36.65	2/19/2029	-	-	-	-
	5,000	7,500	38.18	5/1/2029	-	-	-	-
	1,147	4,591	37.30	2/25/2030	-	-	7,735	494,112
	-	3,413	50.71	2/25/2031	-	-	5,617	358,814
	43,509	20,102					13,352	852,926

(continued)

Outstanding Equity Awards at Fiscal Year End Table (continued)

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thompson
	1,977	-	22.96	3/17/2025	-	-	-	-
	2,273	-	25.76	3/15/2026	-	-	-	-
	4,769	1,193	40.00	3/21/2027	-	-	-	-
	3,443	2,296	35.90	2/20/2028	-	-	-	-
	2,312	3,470	36.65	2/19/2029	-	-	-	-
	1,317	5,272	37.30	2/25/2030	-	-	8,882	567,382
	-	3,920	50.71	2/25/2031	-	-	6,450	412,026
	16,091	16,151			-	-	15,332	979,408

Dishman
	8,298	-	19.37	2/18/2024	-	-	-	-
	6,343	-	22.96	3/17/2025	-	-	-	-
	7,170	-	25.76	3/15/2026	-	-	-	-
	3,066	767	40.00	3/21/2027	‐-	-	-	-
	2,229	1,487	35.90	2/20/2028	-	-	-	-
	1,557	2,337	36.65	2/19/2029	-	-	-	-
	896	3,588	37.30	2/25/2030	-	-	6,045	386,155
	-	2,667	50.71	2/25/2031	-	-	4,389	280,369
	29,559	10,846			-	-	10,434	666,524

(1)	SARs vest 20% each year beginning one year after the grant date and each anniversary thereafter. The vesting schedule for SARs for each named executive officer is as follows (in number of shares).

Vesting Date	Hillebrand	Poindexter	Stinnett	Thompson	Dishman
3/21/2022	1,515	994	722	1,193	767
2/19/2022	2,451	1,398	819	1,157	779
2/20/2022	1,485	974	708	1,148	743
2/25/2022	4,619	2,613	1,830	2,102	1,430
5/1/2022	-	-	2,500	-	-
10/1/2022	5,000	3,500	-	-	-
2/19/2023	2,451	1,398	820	1,156	779
2/20/2023	1,485	975	709	1,148	744
2/25/2023	4,620	2,613	1,830	2,102	1,430
5/1/2023	-	-	2,500	-	-
10/1/2023	5,000	3,500	-	-	-
2/19/2024	2,451	1,398	820	1,157	779
2/25/2024	4,619	2,613	1,830	2,102	1,431
5/1/2024	-	-	2,500	-	-
2/25/2025	4,620	2,614	1,831	2,102	1,430
2/25/2026	1,723	975	683	784	534
	42,039	25,565	20,102	16,151	10,846

(2)

PSUs are earned over three year performance periods ending December 31, 2023 and 2022 based on EPS and ROAA goals. The vesting schedule for PSUs for each named executive officer is as follows (in number of shares) and represents management’s estimate of most likely performance outcomes as of December 31, 2021. For PSUs vesting on December 31, 2022, most likely represents achievement of EPS goals at threshold and ROAA goals at maximum. For PSUs vesting on December 31, 2023, most likely represents achievement of EPS goals at target and ROAA goals at maximum.

Vesting Date	Hillebrand	Poindexter	Stinnett	Thompson	Dishman
12/31/2022	19,522	11,044	7,735	8,882	6,045
12/31/2023	14,176	8,019	5,617	6,450	4,389
	33,698	19,063	13,352	15,332	10,434

The following table sets forth SARs exercised by or stock awards vested for the executives during the last fiscal year. Stock awards include PSUs that vested on December 31, 2021. Final determination as to the amounts of these awards will be calculated in March 2022. Therefore, the awards in this table are the most probable amount as of December 31, 2021.

SAR Exercises and PSU Vesting

	SAR Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Hillebrand	19,600	774,200	18,966	1,211,548
Poindexter	7,575	301,409	10,817	690,990
Stinnett	-	-	6,343	405,191
Thompson	-	-	8,949	571,662
Dishman	5,005	198,148	6,027	385,005

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the “SOSP”) was to provide benefits, beginning at age 65, of $82,000 per year for 15 years for Ms. Thompson, as a means to supplement her retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally. The total potential benefit vests at 4% per year of service so that it is fully vested if the executive works for the Bank for a total of 25 years. At December 31, 2021, Ms. Thompson was fully vested under the plan. There are no intentions to adjust the benefit payments or add additional participants to the SOSP.

If the executive terminates employment before age 55, SOSP benefit payments can begin as early as age 55 (or such later age as the executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability. The death benefits are provided by the Bank endorsing over to the executive, via a split dollar agreement, a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the executives. At December 31, 2021, the SOSP provided for a $1,037,885 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the executive’s selected beneficiary is paid a death benefit equal to the retirement payments to which the executive would have been entitled, at the same time and in the same amounts those payments would have been paid to the executive. The following table illustrates these pension benefits.

Pension Benefit Table
		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Thompson	Senior Officers’ Security Plan	29	898,952	-

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits. This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank's employ due to death or after age 55. If the executive's termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum. The NQ Plan was amended in 2014 to give executives an opportunity to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it. Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table
		Registrant	Aggregate	Aggregate	Aggregate
	Executive Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)

Hillebrand (1)	56,000	66,400	-	-	1,471,549
	-	-	-	-	30,367
Poindexter	25,344	40,160	-	-	1,086,162
Stinnett	47,550	27,520	-	-	760,478
Thompson	31,921	35,040	-	250,365	746,209
Dishman	13,872	23,120	-	-	495,619

(1)	Includes first an employee account, then a director fee deferral account accumulated from periods when they received directors' fees.
(2)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

Potential Change in Control Payments

The Company has no employment agreement and/or severance agreement for any named executive officer for any reason other than change in control. Various benefit plans of the Bank have special terms that apply if a change in control occurs.

●	Awards made under the terms of the 2015 Omnibus Equity Compensation Plan vest if there is both a change in control and the executive's employment ends within 24 months thereafter; and
●	If a change in control occurs, PSUs are paid in shares of stock as if target performance was achieved.

Each of the executives had Change in Control Severance Agreements as of the end of 2021. The following summarizes those agreements.

In the event Mr. Hillebrand, Mr. Poindexter or Ms. Thompson is terminated without “cause” or resign for “good reason” (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the six months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years before their termination or resignation. For Mr. Dishman and Mr. Stinnett, the same terms apply but the multiple of base salary and historical bonus will be two times.

Each executive with a Change in Control Severance Agreement also has a right to participate in the Bank's health plans at their cost for three (two in the case of Mr. Dishman and Mr. Stinnett) years following a covered severance, in addition to any existing rights under COBRA. Mr. Hillebrand, Mr. Poindexter, and Ms. Thompson are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office after a covered severance. All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 months (12 months for Mr. Dishman and Mr. Stinnett) months following the receipt of any severance payment.

Mr. Dishman’s and Mr. Stinnett’s agreements cap the total payment plus other payments that are triggered by or enhanced due to a change in control if the full payment would cause the Bank to forfeit a tax deduction for some of the severance payment. In that event, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which Mr. Dishman and Mr. Stinnett can receive without subjecting the executive to an excise tax. Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive's five-year average W-2 reported income. For Mr. Hillebrand, Mr. Poindexter and Ms. Thompson, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid. None of the agreements provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements if their terms had been triggered as of December 31, 2021 and other amounts that vest or accelerate if there had been a termination on that date related to a change in control.

Officer	Change in Control Severance Agreement (1)	Value Realized if Unvested Options and Stock Awards were Vested and Exercised (2)	Total Potential Value
Hillebrand	$3,037,372	$1,847,499	$4,884,871
Poindexter	1,991,565	1,089,852	3,081,417
Stinnett	1,077,800	824,689	1,902,489
Thompson	1,856,400	719,043	2,575,443
Dishman	924,800	520,598	1,445,398

(1)         These are the amounts that would be paid under these agreements assuming, in the case of Messrs. Hillebrand and Poindexter, their payments are reduced for the fact that their total severance plus the additional values from equity award vesting for purposes of Code section 280G exceed the 280G cap on what can be paid without loss of a deduction or excise taxes applying. Their severance included above is $1 below such cap, because the excise tax cost to them if the higher amount is paid is projected to be higher than the reduction in severance. However, these estimates assume no reduction in “parachute payment” values as determined under Code Section 280G is appropriate to account for the reasonable fair value of their restrictive covenants. If their restrictive covenants are determined to have a reasonable value that is not part of the “parachute payment” included for Code Section 280G purposes, they could be paid severance of up to $3,360,000 and $2,138,400, respectively.

(2)         This is the total value as of December 31, 2021 of PSUs that would become vested at the target award level (40% of maximum awards) as a result of change in control, and the difference between the base price and the current fair market value as of December 31, 2021 on unvested SARs which would have vested had a change in control occurred as of that date and the executive terminated employment. The values above do not take into account the amounts executives who leave employment after age 60 with 10 or more years of service (retirement) might receive at the end of performance cycles for awards made before retirement, based on actual performance, then prorated for the portion of the performance period worked before retirement. If, for example, performance is at or above maximum, and an executive worked two thirds of the performance period, the total value paid would then be more than the target values listed above which are payable if a change in control occurs. Each executive also has unexercised SARs which were vested before December 31, 2021, which would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of James A. Hillebrand, the Chairman and Chief Executive Officer (the “CEO”) of our company:

For 2021, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than Mr. Hillebrand) was $60,103; and
●	The annual total compensation of our CEO was $1,548,814.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Hillebrand, our Chief Executive Officer, to the median of the annual total compensation of all employees was 26 to 1.

We calculated this pay ratio in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As allowed by SEC rules, we are using the same median employee for our 2021 pay ratio disclosure as we used for our 2020 pay ratio disclosure because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In reaching this determination, we considered and accounted for the effect on 2021 total employee compensation from the former employees of Kentucky Bank (approximately 190), that became our employees as of our acquisition of Kentucky Bank as of May 31, 2021. The median employee had been first identified using our employee population as of December 31, 2019, based on annual compensation information from our payroll records for 2019. Specifically, we collected annual base salaries and wages, bonuses, commissions, incentives and overtime paid during this 12-month period.

We determined the annual total compensation of our median-compensated employee by adding together all of the elements of that employee’s compensation for 2021 in accordance with the requirements of the Summary Compensation Table appearing on page 43 of this Proxy Statement. That calculation included, in addition to wages, overtime and incentive payments, company contributions to the Bank’s retirement plan (including ESOP) and the taxable portion of long-term disability premiums for the median employee.

This information is being provided to comply with the disclosure requirements of the Dodd-Frank Act. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions for our CEO or any of our other employees.

Director Compensation

The following table sets forth information regarding the compensation of our non-employee directors for 2021. Mr. Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation for their director service.

Director Compensation Table

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($) (1)(2)	($)	($) (3)	($) (4)	($)

Ms. Arvin	17,100	-	8,785	-	-	-	25,885
Mr. Bickel	44,450	35,000	-	-	-	948	80,398
Mr. Brown	41,450	35,000	-	-	-	948	77,398
Mr. Heintzman	50,400	35,000	-	-	-	948	86,348
Ms. Heitzman	48,650	35,000	-	-	-	948	84,598
Mr. Herde	52,025	35,000	-	-	-	948	87,973
Mr. Lechleiter	51,725	35,000	-	-	-	948	87,673
Mr. Priebe	55,750	35,000	-	-	-	948	91,698
Mr. Saunier	21,425	-	8,785	-	-	-	30,210
Mr. Schutte	44,225	35,000	-	-	-	948	80,173

(1)

In January 2021 each non-employee director then serving on the Board of Directors received a restricted stock award under the 2015 Omnibus Equity Compensation Plan. The number of shares granted was equal to $35,000 divided by the fair market value per share on the grant date. Based on the closing price on the grant date, each director received 862 shares. The restricted stock awards, together with all dividend equivalents thereon, fully vest one year from the date of grant.

(2)	Represents 1,000 SARs for each respective director valued using a Black Scholes value of $8.79 per right.
(3)

Each director has the option of deferring some or all of their fees. Investment options include Company stock and various mutual funds. Earnings on the non-employee directors' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(4)	Represents dividends on 2021 restricted stock awards. Dividends are held until awards vest. As such, dividends on the shares earned in 2021 were paid in January 2022.

The Compensation Committee, with advice and assistance from McLagan, its independent consultant, reviews Board compensation at least every two years. Their review of director compensation includes surveys of benchmark institutions and the related form and substance of how directors are compensated, including comparative analyses of the Company’s director compensation program relative to its peer group. For 2021, non-employee directors received an annual retainer of $18,000 ($9,000 for Ms. Arvin and Ms. Saunier). Stock Yards Bancorp’s directors are also directors of the Bank, and received $1,625 for each Bank board meeting attended and $1,625 for each meeting of Stock Yards Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.

For 2021, non-employee directors of Stock Yards Bancorp and the Bank who are members of the various standing committees of the Board of Directors received $1,200 per meeting of Bancorp’s Audit Committee, $1,600 per meeting of Bancorp’s Compensation Committee, $800 per meeting of Bancorp’s Nominating and Corporate Governance Committee, $900 per meeting of Bancorp’s Risk Committee and $800 per meeting of the Bank’s Trust Committee.

In addition, the Chairman of the Audit Committee received an annual retainer of $11,000, the Chairman of the Compensation Committee received an annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $6,000, the Chairman of the Risk Committee received an annual retainer of $9,000, the Chairman of the Trust Committee received an annual retainer of $5,000 and the Lead Independent Director received an annual retainer of $7,500. Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank. The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank. At December 31, 2021, approximately 93 percent of the aggregate amounts owed directors under the Director NQ Plan were invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes assisting the Board of Directors in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors. Messrs. Herde, Lechleiter and Schutte serve on the Committee and Messrs. Herde and Lechleiter serve as audit committee financial experts.

The Audit Committee reviews Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including review of their qualifications, independence and performance.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of Stock Yards Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans of both the independent and internal auditors, including audit scope and identification and evaluation of financial and related audit risks. The Committee also discussed the results of the internal audit examinations.

Management represented to the Audit Committee that Stock Yards Bancorp’s consolidated financial statements were prepared in accordance with US GAAP and the Audit Committee reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission (“SEC”) with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Stock Yards Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the PCAOB. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to Stock Yards Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Carl G. Herde, Chairman

Richard A. Lechleiter

John L. Schutte

INDEPENDENT AUDITOR FEES

The following table presents fees for professional services rendered by the Company’s independent registered public accounting firm, BKD, LLP, for the 2021 and 2020 financial statement audits and audit-related services provided during 2021 and 2020.

	2021	2020
Audit fees, excluding audit-related	$453,500	$417,000
Audit-related fees	-	-
All other fees	-	-
Total fees	$453,500	$417,000

Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for reviews of quarterly financial information filed with the SEC on Form 10-Q, FDICIA and U.S Housing and Urban Development assisted programs reporting.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors. For both 2021 and 2020, the Audit Committee pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually. No fees were incurred under this pre-approval authority in either 2021 or 2020.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Banking Transactions with Directors, Officers and Others

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp. In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2021, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $53.2 million equaling 7.9% of Bancorp’s consolidated stockholders’ equity.

Review and Approval of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee, and subsequently the Nominating and Corporate Governance Committee of the Board of Directors, and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the Director of Internal Audit will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Under the oversight of the Audit Committee, management established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and approved by the Audit Committee.

Transactions with Related Persons

In the ordinary course of business, the Bank may from time to time engage in non-banking transactions with other firms or entities whose officers, directors, partners or members are also directors or executive officers of Bancorp or members of their immediate families. In all cases, these transactions are conducted on an arms-length basis. There were no transactions in 2021 with related persons involving amounts in excess of $120,000, which is the dollar threshold for disclosure under the SEC’s related person transaction rules.

As part of its annual assessment of director independence, the Nominating and Corporate Governance Committee considers the amount and nature of any business transactions or relationships between the Bank and any companies or organizations, including charitable organizations, with which a director may be affiliated. The Nominating and Corporate Governance Committee has determined that there are no such transactions or relationships that impair any director’s independence or present a conflict of interest on the part of any director.

Compensation Committee Interlocks and Insider Participation

During 2021 Messrs. Lechleiter, Priebe, Saunier and Schutte, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors. None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2021 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to: T. Clay Stinnett, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-0890; or clay.stinnett@syb.com. A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com, or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors

/s/ James A. Hillebrand

James A. Hillebrand Chairman and Chief Executive Officer Stock Yards Bancorp, Inc.
Louisville, Kentucky March 16, 2022

APPENDIX A

Reconciliation of GAAP and non-GAAP Financial Measures

Earnings per diluted share equals net income divided by weighted average diluted shares outstanding. Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

As a result of the substantial impact that one-time acquisition costs related to the Kentucky Bancshares acquisition had on results for the year ended December 31, 2021, Bancorp considers adjusted diluted earnings per share, return on average assets and return on average equity ratios important as they reflect performance after removing certain merger expenses and purchase accounting adjustments.

	Years Ended December 31,
(dollars and shares in thousands)	2021	2020	$ Variance	% Variance

Net income, as reported (a)	$74,645	$58,869	$15,776	26.8%
Add: One-time acquisition costs	19,025	-	19,025	100.0%
Add: Provision for credit losses on non-PCD loans	7,397	-	7,397	100.0%
Less: Tax effect of adjustments to net income	(5,747)	-	(5,747)	-100.0%
Net income - Non-GAAP (b)	$95,320	$58,869	$36,451	61.9%

Weighted average diluted shares outstanding (c)	25,156	22,768	2,388	10.5%
Total average assets (d)	$5,626,886	$4,217,593	1,409,293	33.4%
Total average equity (e)	573,261	420,119	153,142	36.5%

Earnings per share - diluted - GAAP (a/c)	$2.97	$2.59	$0.38	14.8%
Earnings per share - diluted - Non-GAAP (b/c)	$3.79	$2.59	$1.20	46.5%

Return on average assets - GAAP (a/d)	1.33%	1.40%	$(0.00)	-5.0%
Return on average assets - Non-GAAP (b/d)	1.69%	1.40%	$0.00	21.4%

Return on average equity - GAAP (a/e)	13.02%	14.01%	$(0.01)	-7.1%
Return on average equity - Non-GAAP (b/e)	16.63%	14.01%	$0.03	18.7%

A-1

Stock Yards
Bank & Trust
SINCE 1904

P.O. BOX 32890
LOUISVILLE, KY 40232

SCAN TO
VIEW MATERIALS & VOTE

Your vote is important. Please vote promptly.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SYBT2022**

You may attend the meeting via the Internet and vote during the meeting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

If you are voting by Internet or telephone, please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D70348-P66588

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STOCK YARDS BANCORP, INC.

The Board of Directors recommends a vote FOR ALL nominees for director listed below, FOR the ratification of BKD, LLP, and FOR the approval of executive compensation.

1. Election of Directors

Nominees are:	For	Against	Abstain
1a. Shannon B. Arvin	☐	☐	☐
1b. Paul J. Bickel III	☐	☐	☐
1c. J. McCauley Brown	☐	☐	☐
1d. David P. Heintzman	☐	☐	☐
1e. Carl G. Herde	☐	☐	☐
1f. James A. Hillebrand	☐	☐	☐
1g. Richard A. Lechleiter	☐	☐	☐
1h. Philip S. Poindexter	☐	☐	☐
1i. Stephen M. Priebe	☐	☐	☐
1j. Edwin S. Saunier	☐	☐	☐

	For	Against	Abstain
1k. John L. Schutte	☐	☐	☐
1l. Kathy C. Thompson	☐	☐	☐
2. The ratification of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2022.	☐	☐	☐
3. The advisory approval of the compensation of Bancorp's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Stock Yards Bank & Trust
SINCE 1904

Stock Yards Bancorp, Inc.
2022 Annual Meeting of Shareholders

We are pleased to welcome shareholders to the 2022 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc. The Annual Meeting will be held solely by remote communication in a virtual-only format. You will not be able to attend the Annual Meeting in person at a physical location.

The Annual Meeting will be accessible on the Internet at *www.virtualshareholdermeeting.com/SYBT2022*. You may vote your shares and will have the opportunity to submit questions during the virtual meeting by registering as a shareholder and following the instructions included in the Proxy Statement for the meeting or available on the meeting web site. To be admitted to the virtual meeting as a shareholder, you must enter the 16-digit control number found on this proxy card or the voting instruction form or email notice previously sent to you.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials.

D70349-P66588

Stock Yards Bank & Trust
SINCE 1904

1040 EAST MAIN STREET
LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK
ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 2022

This proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc.

The undersigned hereby appoints James A. Hillebrand and Philip S. Poindexter, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the "Annual Meeting") to be held at www.virtualshareholdermeeting.com/SYBT2022 on April 28, 2022 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the ratification of BKD, LLP, and for the approval of executive compensation. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Continued and to be signed on reverse side